Exhibit 10.3

Execution Version

ASSET PURCHASE AGREEMENT

for

the SALE of TELEVISION STATION

WJCL(TV), SAVANNAH, GEORGIA

by and among

MEDIA GENERAL, INC.

MERCURY NEW HOLDCO, INC.

LIN TELEVISION CORPORATION

LIN LICENSE COMPANY, LLC

WJCL HEARST TELEVISION LLC

and

HEARST TELEVISION INC.

Dated as of August 20, 2014

i

EXHIBITS
Exhibit A -	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B -	Form of Assignment of Seller FCC Authorizations
Exhibit C -	Form of Transition Services Agreement

SCHEDULES

 ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 20, 2014 (this “Agreement”), by and among (i) Media General, Inc., a Virginia corporation (“Media General”), (ii) Mercury New Holdco, Inc., a Virginia corporation (“New Media General”), (iii) LIN Television Corporation, a Delaware corporation and wholly-owned subsidiary of LIN (“LIN TV”), (iv) LIN License Company, LLC, a Delaware limited liability company (“Licensee” and together with Media General, New Media General, LIN, and LIN TV, each a “Seller Party” and collectively, the “Seller Parties”), on the one hand, and (v) WJCL Hearst Television LLC, a Delaware limited liability company (the “Buyer”), and (vi) Hearst Television Inc., a Delaware corporation (the “Buyer Guarantor”), on the other hand.

W I T N E S S E T H :

WHEREAS, LIN, New Media General and Media General are among the parties to the Merger Agreement, pursuant to which Media General and LIN, and their respective direct and indirect subsidiaries will become direct and/or indirect subsidiaries of New Media General;

WHEREAS, on the date of this Agreement, LIN, together with certain of its direct and indirect wholly-owned subsidiaries, own and operate the television broadcast station WJCL(TV), Savannah, Georgia (the “Station”), pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”);

WHEREAS, following the closing of the Mergers (as hereinafter defined), the Buyer desires to purchase substantially all of the assets and assume certain of the liabilities, and the Seller Parties desire to sell to the Buyer substantially all of the assets and transfer certain of the liabilities, related to, or used in the conduct and operation of the Station, on the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:

ARTICLE I

DEFINITIONS

Section 1.1.     Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Active Employees” has the meaning specified in Section 6.2(a).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreed Accounting Principles” means GAAP, as used in the preparation of the Balance Sheet, applied on a consistent basis.

“Agreed Adjustments” has the meaning specified in Section 2.7(b).

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Allocation” has the meaning specified in Section 2.11.

“Ancillary Agreements” means any certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Arbitrator” has the meaning specified in Section 2.7(c).

“Assignment of the Seller FCC Authorizations” has the meaning specified in Section 2.8(a)(ii).

“Assumed Contracts” has the meaning specified in Section 2.1(i).

“Assumed Liabilities” has the meaning specified in Section 2.3(a).

“Balance Sheet” has the meaning specified in Section 3.3.

“Balance Sheet Date” has the meaning specified in Section 3.3.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning specified in Section 2.8(a)(i).

“Business” means the business of owning and operating the Station.

“Business Day” means any day on which the principal offices of the Securities and Exchange Commission are open to accept filings and on which banks in the City of New York are not required or authorized to close.

“Buyer” has the meaning specified in the introductory paragraph hereof.

“Buyer Guarantor” has the meaning specified in the introductory paragraph hereof.

“Buyer’s 401(k) Plan” has the meaning specified in Section 6.2(b).

“Buyer Ancillary Agreements” has the meaning specified in Section 4.2(a).

“Buyer Group Member” means the Buyer, its Affiliates, and each of their successors and assigns, and their respective directors, officers, employees, partners, stockholders, representatives and agents, and each of their heirs, executors, successors and assigns.

“Cap” has the meaning specified in Section 9.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., and any regulations promulgated thereunder.

“Claim Notice” has the meaning specified in Section 9.3(a).

“Closing” has the meaning specified in Section 2.4.

“Closing Date” has the meaning specified in Section 2.4.

“Closing Date Balance Sheet” has the meaning specified in Section 2.7.

“Closing Date Payment” has the meaning specified in Section 2.6(b).

“Closing Date Working Capital Amount” means the amount, if any, by which (i) the Current Assets as of the Cutoff Time exceed (ii) the Current Liabilities as of the Cutoff Time; provided that if such Current Assets are equal to or less than such Current Liabilities, then the Closing Date Working Capital Amount shall be zero.

“Closing Date Working Capital Deficit” means the amount, if any, by which (i) the Current Liabilities as of the Cutoff Time exceed (ii) the Current Assets as of the Cutoff Time; provided that if such Current Liabilities are equal to or less than such Current Assets, then the Closing Date Working Capital Deficit shall be zero.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations issued thereunder.

“Communications Act” means the Communications Act of 1934, as amended, the Telecommunications Act of 1996, the Children’s Television Act of 1992, and the rules, regulations, Orders, and policies or other Laws of the FCC promulgated under the foregoing, in each case, as in effect from time to time.

“Compensation Arrangement” has the meaning specified in Section 3.18.

“Confidential Information” has the meaning specified in Section 11.2.

“Confidentiality Agreement” has the meaning specified in Section 5.1.

“Contract” shall mean any written or oral contract, agreement, lease, license, understanding or other arrangement or commitment (including any amendment or modification thereto) to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound.

“Current Assets” means the current assets of the Business determined in accordance with the Agreed Accounting Principles, but excluding any Excluded Assets.

“Current Liabilities” means current liabilities of the Business determined in accordance with the Agreed Accounting Principles, but excluding any Excluded Liabilities.

“Cutoff Time” means 11:59 P.M. (central time) on the date immediately prior to the Closing Date.

“Deductible” has the meaning specified in Section 9.1.

“Disputed Items” has the meaning specified in Section 2.7(c).

“DOJ” means the U.S. Department of Justice.

“DOJ Consent” means the consent, waiver, authorization or approval of, or a filing, declaration or registration with the DOJ with respect to this Agreement and the transactions contemplated hereby.

“DOJ Final Judgment” has the meaning specified in Section 3.2(c)(ii).

“Electing Party” has the meaning specified in Section 6.1(e).

“Employment Agreement” means any Contract of any of the Seller Parties or any of their Affiliates with any individual Employee pursuant to which such Seller Party or any of their Affiliates has an actual or contingent liability to provide compensation and/or benefits in consideration for past, present or future services.

“Employment Commencement Date” has the meaning specified in Section 6.2(a).

“Employees” means the individuals employed by any of the Seller Parties or any of their Affiliates who are listed on Schedule 3.12 and any full-time, part-time and per diem employees who become employed by any of the Seller Parties or any of their Affiliates after the date hereof in accordance with Section 5.4 primarily in connection with the Business; provided, however, that no such Person shall be considered an “Employee” if he or she is not employed by the Seller Parties or any of their Affiliates immediately prior to the Closing. For purposes of the foregoing, an individual shall not be considered “not employed” by virtue of the fact that he or she is on authorized leave of absence, sick leave, short term disability leave or military leave.

“Employee Plan” means each (i) pension, retirement, profit sharing, deferred compensation, stock bonus or other similar plan, (ii) medical, vision, dental or other health plan, (iii) life insurance plan and (iv) other employee benefit plan, whether written or oral, in each case, to which a Seller Party or any of their Affiliates or any ERISA Affiliate of the Seller Parties or their Affiliates is required to contribute, or has any liability, whether actual or contingent, or which a Seller Party or any of their Affiliates or any ERISA Affiliate of the Seller Parties or their Affiliates sponsors for the benefit of any of the Employees or any current or former employee, director, or independent contractor of the Station or the Business, or under which Employees (or their beneficiaries) or any current or former employee, director, or independent contractor of the Station or the Business are eligible to receive benefits, including any “Employee Benefit Plan” (as defined in Section 3(3) of ERISA), including any Compensation Arrangement.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, encumbrance, pledge, option, right of first refusal, right of first offer, attachment, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind, other than any license of, option to license, or covenant not to assert claims of infringement or misappropriation with respect to, Intellectual Property.

“Environmental Law” means all Laws relating to or addressing (i) the prevention of pollution, the environment, natural resources, or occupational health or safety, or (ii) the production, generation, release, discharge, emission, disposal, transportation, containment or storage, clean up or remediation of any condition involving any Hazardous Material, and the licensing, permitting or regulation of any of the foregoing, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning specified in Section 3.18.

“Estimated Purchase Price” means the Purchase Price, as defined herein, but determined on an estimated basis by the Seller Parties in good faith and as reflected in the certificate referred to in Section 2.6(a).

“Event of Loss” means any loss, taking, condemnation or destruction of, or damage to, any of the Purchased Assets.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.3(b).

“Excluded Taxes” means (i) all Taxes relating to the Business and the Purchased Assets that are the responsibility of the Seller Parties or their Affiliates pursuant to Section 6.1 of this Agreement, (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any period; and (iii) all Taxes owed by the Seller Parties or any of their Affiliates for any period.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FCC” means the Federal Communications Commission.

“FCC Applications” has the meaning specified in Section 5.3(a).

“FCC Consent” means action by the FCC (including action by staff acting on delegated authority) granting its consent to the FCC Applications.

“Fee Title Documents” has the meaning specified in Section 3.9(b).

“Final Allocation Schedule” has the meaning specified in Section 2.11(c).

“Final Order” means an action or order of the FCC granting the FCC’s Consent in writing (i) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (ii) with respect to which no protest, request for stay, reconsideration or review by the FCC on its own motion or by any third party, petition for FCC reconsideration or for rehearing, application for FCC review, or judicial appeal of such action or order is pending; and (iii) as to which the period provided by Law for initiating such protest, request for stay, reconsideration or review by the FCC on its own motion, petition for FCC reconsideration or for rehearing, application for FCC review, or judicial appeal of such action or order has expired.

“Financial Statements” has the meaning specified in Section 3.3.

“FTC” means the U.S. Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 11.1.

“GAAP” means United States generally accepted accounting principles and practices.

“Governmental Body” means any foreign, federal, state, local or other governmental authority, or judicial or regulatory body.

“Governmental Permits” means registrations, licenses, permits, approvals, consents, certificates, Orders, and authorizations of or from a Governmental Body and all applications therefor, together with any renewals, extensions, or modifications thereto.

“Hazardous Materials” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, regulated or defined as “hazardous,” “toxic” or words of similar import pursuant to any Environmental Law, including asbestos, asbestos containing material, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

“Inactive Employees” has the meaning specified in Section 6.2(a).

“Included Proceeds” has the meaning specified in Section 2.1(j).

“Income Statement” has the meaning specified in Section 3.3.

“Indebtedness” means, for any Person without double counting, (a) all indebtedness or other obligations of such Person (i) for borrowed money and/or (ii) evidenced by notes, bonds or similar instruments, (b) obligations of such Person for the deferred purchase price of property or services, conditional sale obligations or title retention policies (excluding trade accounts payable), (c) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (d) all obligations owed pursuant to any letter of credit or interest rate, currency swap or hedging agreement or transaction, or other interest bearing obligation, (e) any of the foregoing obligations which is secured by an Encumbrance on the property or assets of such Person, (f) all accrued and unpaid interest on, and applicable prepayment premiums, breakages costs, penalties or similar contractual charges arising as a result of the discharge at Closing of, any such foregoing obligations, and (g) any of the foregoing for which such Person is liable as an obligor, guarantor, surety or otherwise; provided, that Indebtedness shall not include accounts payable to trade creditors, accrued expenses, deferred revenues arising in the ordinary course of business, and capitalized lease obligations or liabilities, in each case only to the extent included in the Closing Date Working Capital Amount or the Closing Date Working Capital Deficit.

“Indemnified Party” has the meaning specified in Section 9.3(a).

“Indemnitor” has the meaning specified in Section 9.3(a).

“Intellectual Property” means all (a) patents, patent applications and inventions and discoveries that may become patentable, (b) Trademarks, (c) copyrights (registered and unregistered), (d) registrations and applications for registration of any of the foregoing in (a)-(c), (e) trade secrets, including advertising customer lists, mailing lists, processes, and know-how, (f) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that are not covered by (a)-(e) above, and (g) intellectual property rights arising from or associated with the foregoing in (a)-(f) above.

“Knowledge of the Seller Parties” means, as to a particular matter, the actual knowledge, after reasonable due inquiry, of the following persons: Vincent L. Sadusky, Richard J. Schmaeling, Denise M. Parent and the Station Manager, Business Manager and Station Chief Engineer for the Station.

“Laws” means any and all domestic (federal, state or local) or foreign or provincial laws, statutes, ordinances, rules, regulations, judgments, Orders, ordinances, injunctions, awards, or agency policies, procedures, requirements or decrees promulgated by any Governmental Body.

“Leased Real Property” means all land, buildings, structures, towers, improvements, fixtures, or other interests in real property that are leased or licensed by any of the Seller Parties or their Affiliates as tenant, subtenant, licensee or sublicensee, and used or held for use primarily in the Business, together with any rights, title and interest of the Seller Parties and their Affiliates as tenant or subtenant pursuant to a Real Property Lease therefor.

“liabilities” or “liability” means any and all direct or indirect Indebtedness, liabilities, obligations, costs, expenses, claims, losses, damages, deficiencies or responsibilities, whether known or unknown, accrued or fixed, absolute or contingent, liquidated or unliquidated, choate or inchoate, subordinated or unsubordinated, matured or unmatured, secured or unsecured or determined or determinable, whether or not of a kind required by GAAP to be set forth on a financial statement, including those arising under any applicable Law and those arising on account of governmental, regulatory or administrative charges or lawsuit brought, under any Contract or otherwise.

“Licensee” has the meaning specified in the introductory paragraph hereof.

“Like-Kind Exchange” has the meaning specified in Section 6.1(e).

“LIN” means LIN Media LLC, a Delaware limited liability company.

“LIN TV” has the meaning specified in the introductory paragraph hereof.

“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, claims, awards, judgments, fines, penalties, damages, expenses, interest, deficiencies or other charges.

“Market” means, with respect to the Station, the “Designated Market Area,” as determined by The Nielsen Company, of the Station.

“Material Adverse Effect” means any event, change, occurrence, or effect that would have a material adverse effect on (i) the ability of the Seller Parties to perform their obligations under this Agreement, or (ii) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole; provided, however, that for purposes of determining whether there has been or is reasonably likely to be a “Material Adverse Effect” for purposes of clause (ii), the results and consequences of the following events, occurrences, facts, conditions, changes, developments or effects shall not be taken into account (except in the case of clauses (a), (c), (d), (e), (f) and/or (g), that such change or development shall be taken into account to the extent, and only to the extent, that they have adversely affected the Business, taken as a whole, in a manner that is disproportionate to the degree that they have affected other television broadcast companies): (a) any changes to general economic conditions, or to the television broadcasting industry, in each case including such changes in any such conditions occurring in the Market of the Station, (b) the execution and delivery of this Agreement, the announcement of this Agreement (including the identity of the Buyer and its Affiliates) and the transactions contemplated hereby, the consummation of the transactions contemplated hereby, the compliance with the terms of this Agreement or the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement or consented to by Buyer in writing (including in each case the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensees, licensors, lenders, partners, employees or regulators, including the FCC), (c) any failure of the Business to meet internal or external projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, however, that any event, occurrence, fact, condition, change, development or effect giving rise to such failure or change may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect, except to the extent otherwise excluded hereunder), (d) any changes in the capital, financial or securities markets in the United States, (e) changes in Laws or generally accepted accounting principles (or the interpretation thereof), (f) the commencement, escalation or worsening of any war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof affecting the United States, and (g) earthquakes, hurricanes, floods or other natural disasters affecting the United States.

“Media General” has the meaning specified in the introductory paragraph hereof.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 21, 2014, as it may be amended from time to time, by and among Media General, New Media General, Mercury Merger Sub 1, Inc., a Virginia corporation and a wholly-owned subsidiary of New Media General, Mercury Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of New Media General and LIN.

“Mergers” means (i) the merger of Mercury Merger Sub 1, Inc. with and into Media General with Media General being the surviving company and (ii) the merger of Mercury Merger Sub 2, LLC with and into LIN, with LIN being the surviving limited liability company, in each case pursuant to the Merger Agreement.

“MVPD” means any multi-channel video programming distributor, including cable systems, telephone companies and direct broadcast satellite systems.

“New Media General” has the meaning specified in the introductory paragraph hereof.

“Non-Fundamental Representations” has the meaning set forth in Section 11.1.

“Objection Notice” has the meaning specified in Section 2.7(b).

“Order” means any decree, order, judgment, injunction, awards, stipulations, decrees or writs, temporary restraining order or other order in any suit or proceeding by or with any Governmental Body.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., and any regulations promulgated thereunder.

“Owned Real Property” means all land, together with all buildings, structures, towers, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by any of the Seller Parties or their Affiliates and used or held for use primarily in the Business.

“Permitted Encumbrance” means (a) liens for Taxes, assessments or other governmental charges which are not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which the Seller Parties maintain adequate reserves on their books (which Taxes being contested, if any, are listed on Schedule 1.1), (b) terms and conditions of any leases assumed by Buyer, (c) zoning laws and ordinances and similar Laws that are not materially violated by any existing improvement or that do not prohibit the use of the Real Property as currently used in the operation of the Business; (d) any right reserved to any Governmental Body to regulate the affected property; (e) in the case of any leased asset, (i) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any lessor, (ii) any statutory lien for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP, (iii) any subleases listed in any Schedule hereto and (iv)  the rights of the grantor of any easement or any Encumbrance granted by such grantor on such easement property; (f) easements, rights of way, restrictive covenants and other encumbrances, encroachments or other similar matters affecting title that do not materially adversely affect title to the property subject thereto and do not materially impair or interfere with (and are not materially violated by) the continued use of the property in the ordinary course of the Business as currently conducted; (g) inchoate materialmens’, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of the Business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP; (h) Encumbrances that will be discharged prior to or simultaneously with Closing; and (i) any other Encumbrance designated as Permitted Encumbrances on Schedule 1.1 hereto under the heading “Permitted Encumbrances”, if any.

“Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any governmental or regulatory authority or body.

“Preliminary Allocation Schedule” has the meaning specified in Section 2.11(a).

“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 2.7(a)(i).

“Preliminary Closing Date Working Capital Calculation” has the meaning specified in Section 2.7(a)(iii).

“Preliminary Purchase Price” has the meaning specified in Section 2.7(a)(ii).

“Proceeding” means any suit, litigation, arbitration, mediation, alternative dispute resolution, claim, action, proceeding, hearing, audit, inquiry, examination or investigation.

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchased Intellectual Property” the meaning specified in Section 2.1(h).

“Purchase Price” has the meaning specified in Section 2.5.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any regulations promulgated thereunder.

“Real Property” has the meaning specified in Section 3.9(c).

“Real Property Leases” means Contracts granting the Seller Parties or their Affiliates the right of use or occupancy of any portion of the Leased Real Property, or any Contract to which one of the Seller Parties or their Affiliates is a party and granting any other Person the right of use or occupancy of any portion of the Owned Real Property or Leased Real Property, together with any amendments, modifications or supplements thereto.

“Receivables” means all receivables (including accounts receivable, loans receivable and advances) arising from or related to the Business.

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person and (ii) any director, executive officer, general partner or managing member of such specified Person or that Person’s Affiliates; and (iii) for Person’s covered by (i) or (ii) such Person’s family members to the extent such familial relationship is known to the Knowledge of the Seller Parties.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, building, structure, facility or fixture, including the movement of Hazardous Materials through or in the ambient or indoor air, soil, land surface, subsurface strata, surface water, groundwater or property.

“Required Consents” has the meaning specified in Section 5.3(c).

“Resolution Period” has the meaning specified in Section 2.7(b).

“Retained Names and Marks” means all (a) Trademarks containing or incorporating the terms “Media General” or “LIN,” (b) other Trademarks owned by any Seller Party (other than Trademarks included in the Purchased Intellectual Property), (c) variations or acronyms of any of the foregoing (other than Trademarks included in the Purchased Intellectual Property), and (d) Trademarks confusingly similar to or dilutive of any of the foregoing (other than Trademarks included in the Purchased Intellectual Property).

“Review Period” has the meaning specified in Section 2.7(b).

“Seller Expenses” means, without duplication, all of the fees, expenses, costs, charges, payments and other obligations that are incurred by or on behalf of the Seller Parties and/or their Affiliates or for which the Seller Parties and/or their Affiliates are otherwise liable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (whether incurred or to be paid prior to, at or after Closing), including (i) the fees and expenses of the Seller Parties’ and/or their Affiliates’ respective bankers, counsel, accountants, advisors, agents and representatives, and (ii) any success, change of control, special or other bonuses or similar amounts payable by the Seller Parties and/or their Affiliates to any employee, officer or director upon or in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

“Seller FCC Authorizations” means those Governmental Permits issued by the FCC with respect to the Station’s operations.

“Seller Group Member” means the Seller Parties, their Affiliates, and each of their successors and assigns, and their respective directors, officers, employees, partners, stockholders, representatives and agents and each of their heirs, executors, successors and assigns.

“Seller Parties” has the meaning specified in the introductory paragraph hereof.

“Station” has the meaning specified in the first recital hereof.

“Station Agreements” has the meaning specified in Section 3.15.

“Straddle Period” has the meaning specified in Section 6.1(a).

“Tangible Personal Property” has the meaning specified in Section 2.1(h).

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, estimated, franchise, real property, personal property, sales, use, transfer, gains, license, employment, severance, payroll, capital stock, escheat, environmental, franchise, social security, unemployment, disability, excise, stamp, registration and value-added taxes, withholding or minimum tax, or any other tax of any kind, whether calculated on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and amendment thereof.

“Termination Date” has the meaning specified in Section 10.1(a)(v).

“Third Person Claim Notice” has the meaning specified in Section 9.4(a).

“Trademarks” means, whether registered or unregistered, trademarks, service marks, domain names and other Internet addresses or identifiers, trade dress, trade names, call signs, call letters, and corporate names, all applications and registrations for the foregoing, and all common law rights and goodwill connected with the use thereof and symbolized thereby.

“Transfer Taxes” means all transfer, documentary, excise, sales, value added, goods and services, use, stamp, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges, incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transferred Employees” has the meaning specified in Section 6.2(a).

“Transition Services Agreement” has the meaning specified in Section 2.8(a).

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“WARN Act” has the meaning specified in Section 6.2(i).

“WVTM Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the date hereof, by and among Media General, Birmingham Broadcasting Co., Inc., Media General Communications Holdings, LLC, WVTM Hearst Television Inc. and Hearst Television Inc.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1.     Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller Parties shall, or shall cause their Affiliates to, sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller Parties and their Affiliates, pursuant to this Agreement, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the right, title and interest of the Seller Parties and their Affiliates to the assets, properties and business (excepting only the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used or held for use primarily in the Business (herein collectively referred to as the “Purchased Assets”), including, all right, title and interest of the Seller Parties and their Affiliates as of Closing to the following (excepting only the Excluded Assets):

(a)     All assets recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value was attributed);

(b)     All assets acquired by the Seller Parties or their Affiliates since the date of the Balance Sheet, which, had they been held by the Seller Parties or their Affiliates on such date, would have been recorded or reflected on the Balance Sheet in accordance with the Agreed Accounting Principles (including assets such as Contracts to which no value would have been attributed);

(c)     The Receivables;

(d)     Any and all prepayments, prepaid rentals, deposits (including on leasehold interests and utilities), and prepaid expenses outstanding at the Closing and primarily relating to the Business, the Purchased Assets or the Assumed Liabilities;

(e)     (x) The Seller FCC Authorizations and (y) all other assignable Governmental Permits issued to, or required to be obtained or maintained by, the Seller Parties or their Affiliates by a Governmental Body with respect to the conduct or operation of the Business as currently conducted or the ownership or use of the Purchased Assets;

(f)     All Owned Real Property and Leased Real Property, together with any and all Real Property Leases;

(g)     All machinery, equipment (including cameras, computers, servers, and office equipment and supplies), auxiliary and translator facilities, transmitting towers, antennae support structures, guy anchors, guy wires, transmitters, broadcast equipment, antennae, transmission lines, transmission equipment, transmission facilities, antennae systems, cables, supplies, inventory (including all films, programs, records, tapes, recordings, compact discs, cassettes, spare parts and equipment), vehicles, furniture, furnishings, fixtures, electrical devices, tools and other tangible personal property owned or leased by the Seller Parties or any of their Affiliates and used or held for use primarily in the Business (“Tangible Personal Property”);

(h)     All Intellectual Property owned by or licensed to the Seller Parties or any of their Affiliates and used or held for use primarily in the Business, including the call signs WJCL, WJCL-TV, WJCL(TV), WJCL-DT, and WJCL(DT) (collectively, the “Purchased Intellectual Property”);

(i)     Subject to Section 5.6, (i) all Contracts that in their entirety relate to the operation or conduct of the Business or the Station and (ii) that portion of any other Contract to the extent it relates to the operation or conduct of the Business or the Station. The foregoing shall include, but not be limited to (w) all Contracts of the Seller Parties or any of their Affiliates to the extent such Contracts are for the sale or barter of broadcast time on the Station for advertising or other purposes; (x) all Contracts of the Seller Parties or any of their Affiliates to the extent such Contracts are for the purchase or lease, as applicable, of merchandise, supplies, equipment or other personal property, or for the receipt of services, in each case used primarily in the Business; (y) all Contracts listed or described in Schedule 3.14 designated therein as an “Assumed Contract;” and (z) any other Contract entered into by any Seller Party or any of its Affiliates primarily for the Business which (A) is of the general nature described in Section 3.14, but which, by virtue of the threshold amounts or other specific terms set forth therein, is not required to be listed in Schedule 3.14 or (B) is entered into after the date hereof consistent with the provisions of Section 5.4 of this Agreement (all Contracts described in this Section 2.1(i), other than any Contracts that are Excluded Assets, are referred to as the “Assumed Contracts”);

(j)     All claims, causes of action, counterclaims, credits, choses in action, rights of recovery, rights of set-off, rights of indemnification, and rights of recoupment, including all claims for refund and indemnity claims, of the Seller Parties or any of their Affiliates, as applicable, against third parties to the extent such claims, causes of action, counterclaims, credits, choses in action, and rights arise out of or relate to the Purchased Assets, the Assumed Liabilities or the Business, including: (i) all rights under any Assumed Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Purchased Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the Laws of any jurisdiction; (iii) all rights, including rights to proceeds, under all guarantees, warranties, indemnities arising from or related to the Business, the Purchased Assets or the Assumed Liabilities and (iv) all proceeds and rights to insurance proceeds that relate to an Event of Loss with respect to the Purchased Assets arising before the Closing that has not been repaired or cured prior to the Closing Date (such proceeds, the “Included Proceeds”);

(k)     All deposits made or held for the benefit of any of the Seller Parties or any of their Affiliates under or pursuant to Contracts included in the Purchased Assets;

(l)     All management and other systems (including computers, servers, networking equipment, telecommunications equipment, and peripheral equipment), databases, computer software, disks and similar assets owned or leased by the Seller Parties or any of their Affiliates which are used or held for use primarily in the Business, and all licenses of the Seller Parties or any of their Affiliates to the extent relating thereto;

(m)     All books, records, ledgers, files, literature, or other similar information of the Seller Parties or any of their Affiliates that relate primarily to the Business (in any form or medium), including all logs, programming information and studies, proprietary information, schematics, technical information and engineering data, news and advertising studies or consulting reports and sales correspondence, client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, the FCC required logs, files, and records, including the Stations’ complete public inspection files, Intellectual Property disclosures and information, media materials and plates, accounting records, Tax Returns and litigation files primarily relating to the Business (but excluding the organization documents, minute and stock record books and corporate seals of the Seller Parties);

(n)     All goodwill and going concern value relating to the Station and/or the Business, and all other intangible property rights primarily relating to the Business; and

(o)     All petty cash held at the Station.

Section 2.2.     Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a)     Any cash or cash equivalents (including any marketable securities or certificates of deposit) of the Seller Parties or any of their Affiliates, other than petty cash held at the Station or Included Proceeds;

(b)     All bank and other depository accounts of the Seller Parties or any of their Affiliates;

(c)     All claims, rights and interests of the Seller Parties or any of their Affiliates in and to any refunds of Taxes or fees of any nature whatsoever for periods (or portions thereof) ending on or prior to the Closing Date;

(d)     Any rights, claims or causes of action of the Seller Parties or any of their Affiliates against third parties relating to the assets, properties or operations of the Business arising out of transactions occurring prior to the Closing Date, except to the extent that any such rights, claims or causes of action are Current Assets or otherwise arise out of the Purchased Assets or Assumed Liabilities (provided that the Seller Parties shall retain all amounts payable to the Seller Parties, if any, from the United States Copyright Office or such arbitration panels as may be appointed by the United States Copyright Office that relate to the Business prior to the Closing and have not been paid as of the Closing);

(e)     All bonds held, contracts of insurance or policies of insurance and prepaid insurance with respect to such contracts or policies; and all insurance claims and proceeds thereunder including relating to the Purchased Assets or the Business other than the Included Proceeds;

(f)     The Seller Parties’ or their Affiliates’ minute books, stock transfer books, records relating to formation or incorporation, Tax Returns and related documents and supporting work papers and any other records and returns relating to Taxes, assessments and similar governmental levies (other than real and personal property Taxes, assessments and levies imposed on the Purchased Assets) and any books and records not exclusively relating to the Business;

(g)     All records prepared in connection with or relating to the sale or transfer of the Station, including bids received from others and analyses relating to the Station and the Purchased Assets;

(h)     The Contracts of the Seller Parties or their Affiliates listed in Schedule 3.14 and not designated on such Schedule as an “Assumed Contract”, and any Contracts between or among any one or more of the Seller Parties or their Affiliates, on the one hand, and any one or more of their Related Parties, on the other hand, relating to the Station or the Purchased Assets unless listed in Schedule 3.14 as an “Assumed Contract”;

(i)     The items designated in Schedule 2.2(i) as “Excluded Assets”;

(j)     The Retained Names and Marks;

(k)     All Intellectual Property owned by the Seller Parties or any of their Affiliates (other than the Purchased Intellectual Property);

(l)     All records and documents relating to Excluded Assets or to liabilities other than Assumed Liabilities;

(m)     Other than as set forth in Section 6.2 with respect to flexible spending accounts, all of the pension, profit sharing, welfare or employee benefit agreements, plans or arrangements of the Seller Parties or their Affiliates (including, without limitation, all Employee Plans) and any assets of any such agreement, plan or arrangement;

(n)     Any intercompany receivables of the Business from the Seller Parties or any of their Affiliates; and

(o)     Any rights of or payment due to the Seller Parties or their Affiliates under or pursuant to this Agreement, any Ancillary Agreement or the Confidentiality Agreement.

Section 2.3.     Assumption of Liabilities.

(a)     Upon the terms and subject to the conditions of this Agreement, as of the Closing, the Buyer shall assume the following obligations and liabilities of the Seller Parties related to the Business, whether direct or indirect, known or unknown (except to the extent such obligations and liabilities constitute Excluded Liabilities):

(i)     the liabilities arising out of or relating to the operation of the Station on or after the Closing or the owning or holding of the Purchased Assets on or after the Closing, to the extent such liabilities arise after the Closing and do not relate to the operation of the Station or the owning or holding of the Purchased Assets prior to the Closing;

(ii)     all liabilities recorded on the Balance Sheet;

(iii)     all liabilities (including accounts payable and accrued expenses) incurred by the Business subsequent to the Balance Sheet date in the ordinary course of the Business consistent with past practice;

(iv)     subject to Section 5.6, all liabilities of the Seller Parties under the Assumed Contracts to be performed after, or in respect of periods following, the Closing (except to the extent that such liabilities were required by the terms thereof to be discharged prior to the Closing);

(v)     all liabilities for Taxes that are the responsibility of the Buyer or its Affiliates pursuant to Section 6.1 hereof; and

(vi)     all liabilities with respect to the Transferred Employees to be assumed by the Buyer or its Affiliates pursuant to Section 6.2 hereof, if any.

All of the foregoing in this Section 2.3(a) to be assumed by the Buyer hereunder are referred to herein as the “Assumed Liabilities.”

(b)     Except for the Assumed Liabilities, the Buyer shall not assume or be obligated to pay, perform, or otherwise discharge any liability or obligation of the Seller Parties or their Affiliates, and the Seller Parties and their Affiliates, as applicable, shall solely retain, pay, perform, defend and discharge (without recourse to Buyer) all of their liabilities and obligations of any and every kind whatsoever, direct or indirect, known or unknown, absolute or contingent (herein referred to as “Excluded Liabilities”). All of the following shall be “Excluded Liabilities” for purposes of this Agreement, and notwithstanding anything to the contrary in Section 2.3(a), none of the following shall be “Assumed Liabilities” for purposes of this Agreement:

(i)     all liabilities that do not primarily relate to the Business or the Purchased Assets;

(ii)     all liabilities arising out of the operation of the Station before the Closing, or the owning or holding of the Purchased Assets before the Closing (excluding any liability expressly assumed by the Buyer under Section 2.3(a));

(iii)     all liabilities arising out of the operation, owning or holding of the Excluded Assets;

(iv)     all liabilities for Indebtedness of the Seller Parties or their Affiliates;

(v)     all liabilities for Excluded Taxes;

(vi)     all liabilities for Seller Expenses;

(vii)     all liabilities arising from or solely related to any noncompliance with any Law by the Seller Parties or their Affiliates;

(viii)     all liabilities to the extent arising from or related to any Proceedings against the Seller Parties or their Affiliates, the Business or the Purchased Assets pending as of the Closing or based upon any action, event, circumstance or condition arising prior to the Closing Date;

(ix)     all liabilities (x) arising out of any Contract that is not an Assumed Contract or (y) relating to any breach, default or non-performance prior to Closing by any of the Seller Parties or their Affiliates under any Assumed Contract;

(x)     all liabilities of the Business pursuant to, under, or in respect of any Environmental Law arising from or related to any action, event, circumstance or condition occurring or existing prior the Closing Date;

(xi)     other than as set forth in Section 6.2, any of the liabilities under the pension, profit sharing, welfare or employee benefit agreements, plans or arrangements of the Seller Parties or their Affiliates (including, without limitation, all Employee Plans) and any assets of any such agreement, plan or arrangement;

(xii)     all liabilities (x) of the Seller Parties or their Affiliates under or relating to the WARN Act and any similar state statutes and Laws, or (y) relating to the termination by the Seller Parties or their Affiliates of the Employees and independent contractors of the Seller Parties or their Affiliates other than liabilities relating to the termination of Transferred Employees if such termination occurred after the date of transfer;

(xiii)     all liabilities under Code Section 4980B or Sections 601-608 of ERISA or other applicable Laws for any employee or independent contractor (and their dependents) with respect to any group health plan of any of the Seller Parties or their Affiliates;

(xiv)     all intercompany payables of the Business owing to any of the Affiliates of the Seller Parties;

(xv)     all liabilities of the Business owing to any Related Parties of the Seller Parties or any of their Affiliates except as set forth on Schedule 3.22;

(xvi)     all liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Seller Parties or their Affiliates (including with respect to any breach of fiduciary obligations by any such party);

(xvii)     all of the Seller Parties' and their Affiliates liabilities or obligations under this Agreement or the Ancillary Agreements; and

(xviii)     all liabilities or obligations under any Contract between any Seller Party or any Affiliate of the Seller Parties and the FCC, or any fines or sanctions imposed by the FCC resulting from the operation of the Station prior to the Closing Date.

Section 2.4.     Closing Date. The purchase and sale of the Purchased Assets provided for in Section 2.1 (the “Closing”) shall be consummated effective as of 12:00 A.M. (central time) five (5) Business Days after the conditions set forth in Articles VII and VIII are satisfied or, if legally permissible, waived (other than those conditions that by their nature are to be satisfied (or validly waived) at the Closing, but subject to such satisfaction or waiver) (the “Closing Date”). The Closing will be held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 A.M., New York time, unless such time or date is changed by mutual agreement of the Seller Parties and the Buyer.

Section 2.5.     Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to:

(i)     Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Base Purchase Price”), plus

(ii)     the Closing Date Working Capital Amount, or minus

(iii)     the Closing Date Working Capital Deficit.

Section 2.6.     Determination of Estimated Purchase Price; Payment on Closing Date.

(a)     At least two (2) Business Days prior to the Closing Date, the Seller Parties shall deliver to the Buyer a certificate executed on behalf of the Seller Parties by an authorized officer thereof, dated the date of its delivery, setting forth the Seller Parties’ good faith estimate of (i) the Closing Date Working Capital Amount or the Closing Date Working Capital Deficit, as the case may be, and (ii) the Estimated Purchase Price, all of which shall be derived from an unaudited balance sheet of the Business, which includes the Current Assets and Current Liabilities as of the Closing Date, prepared by the Seller Parties in accordance with the Agreed Accounting Principles, which balance sheet shall be attached to such certificate.

(b)     On the Closing Date, the Buyer shall pay the Seller Parties an amount equal to the Estimated Purchase Price (the “Closing Date Payment”), by bank wire transfer of immediately available funds to such bank account or accounts designated by the Seller Parties for such purpose not less than one (1) Business Day before the Closing Date.

Section 2.7.     Determination of Closing Date Working Capital and Purchase Price.

(a)     As promptly as reasonably practicable following the Closing Date (but not later than sixty (60) days after the Closing Date), the Buyer shall:

(i)     prepare, in accordance with the Agreed Accounting Principles, an unaudited balance sheet of the Business, which includes the Current Assets and Current Liabilities, as of the Cutoff Time (the “Preliminary Closing Date Balance Sheet”);

(ii)     determine the Purchase Price in accordance with the provisions of this Agreement (such Purchase Price as determined by the Buyer being called the “Preliminary Purchase Price”); and

(iii)     deliver to the Seller Parties a certificate executed by the Buyer setting forth or attaching the Preliminary Closing Date Balance Sheet and the Buyer’s calculation of the Closing Date Working Capital Amount or the Closing Date Working Capital Deficit, as the case may be (the “Preliminary Closing Date Working Capital Calculation”) derived therefrom and the Preliminary Purchase Price.

(b)     The Seller Parties shall have sixty (60) days following receipt of the certificate referenced in Section 2.7(a) (the “Review Period”) in which to review the Preliminary Closing Date Balance Sheet, the Preliminary Purchase Price and the Preliminary Closing Date Working Capital Calculation. In the event the Seller Parties do not object to the Preliminary Closing Date Balance Sheet, the Preliminary Purchase Price or the Preliminary Closing Date Working Capital Calculation prior to expiration of the Review Period, the Preliminary Purchase Price and the Preliminary Closing Date Working Capital Calculation shall become (i) the “Purchase Price” and (ii) the “Closing Date Working Capital Amount” or the “Closing Date Working Capital Deficit,” as the case may be, respectively, for all purposes of this Agreement, including for purposes of determining the adjustment payment (if any) specified in Section 2.10. In the event the Seller Parties object to the Preliminary Closing Date Balance Sheet, the Preliminary Purchase Price or the Preliminary Closing Date Working Capital Calculation, the Seller Parties shall give a written notice to the Buyer specifying their objections in reasonable detail and the basis therefor, prior to expiration of the Review Period (“Objection Notice”). During the thirty (30) Business Day period following the Buyer's receipt of the Objection Notice (the “Resolution Period”), the Buyer and the Seller Parties shall attempt to resolve the differences specified in the Objection Notice and any resolution by them (evidenced in writing) of such differences (the “Agreed Adjustments”) shall be final, binding and conclusive. In the event the Buyer and the Seller Parties resolve all disputed items set forth in the Objection Notice by the conclusion of the Resolution Period, the Preliminary Purchase Price and the Preliminary Closing Date Working Capital Calculation, in each case as adjusted by the Agreed Adjustments, shall become (x) the “Purchase Price” and (y) the “Closing Date Working Capital Amount” or the “Closing Date Working Capital Deficit,” as the case may be, respectively, for all purposes of this Agreement, including for purposes of determining the adjustment payment (if any) specified in Section 2.10.

(c)     If at the conclusion of the Resolution Period any objections raised by the Seller Parties remain unresolved, then the amounts so in dispute (the “Disputed Items”) shall be submitted to a firm of independent public accountants in the United States of national recognition with industry experience which does not have a relationship with the parties (the “Arbitrator”) selected by the Buyer and reasonably acceptable to the Seller Parties as promptly as possible after the expiration of the Resolution Period. The Arbitrator shall determine and resolve, based solely on presentations by the Buyer and the Seller Parties, and not by independent review, the Disputed Items, in accordance with the Agreed Accounting Principles. In resolving the Disputed Items, the Arbitrator’s determination shall be no higher or lower than the respective amounts proposed by the Buyer and the Seller Parties. The Arbitrator’s determination shall be made within thirty (30) Business Days of its selection, shall be set forth in a written statement delivered to the Buyer and the Seller Parties and shall be final, binding and conclusive on the parties hereto. The Preliminary Purchase Price and the Preliminary Closing Date Working Capital Calculation shall be adjusted to reflect all Agreed Adjustments and the resolution of all Disputed Items by the Arbitrator and, as so adjusted, shall be (i) the “Purchase Price” and (ii) the “Closing Date Working Capital Amount” or the “Closing Date Working Capital Deficit,” as the case may be, respectively, for all purposes of this Agreement, including for purposes of determining the adjustment payment (if any) specified in Section 2.10.

(d)     The parties hereto shall make available to the Buyer, the Seller Parties and, if applicable, the Arbitrator, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Closing Date Balance Sheet, the Preliminary Purchase Price and the Preliminary Closing Date Working Capital Calculation or any matters submitted to the Arbitrator. The fees and expenses of the Arbitrator shall be paid by the Buyer, on the one hand, and the Seller Parties, on the other hand, in inverse proportion as they may prevail on the matters submitted to the Arbitrator pursuant to Section 2.7(c), which proportional allocations shall also be determined by the Arbitrator at the time the determination of the Arbitrator is rendered on the matters submitted.

Section 2.8.     Closing Date Deliveries.

(a)     At the Closing, the Seller Parties shall deliver or cause to be delivered to the Buyer: (i) a bill of sale and assignment and assumption agreement duly executed by the Seller Parties and, if applicable, their Affiliates in substantially the form of Exhibit A (the “Bill of Sale and Assignment and Assumption Agreement”), providing for the conveyance of all of the Purchased Assets (other than the Owned Real Property and the Seller FCC Authorizations) and the assumption of all of the Assumed Liabilities, (ii) an assignment of the Seller FCC Authorizations duly executed by the appropriate Seller Parties and their Affiliates, in substantially the form of Exhibit B (the “Assignment of the Seller FCC Authorizations”), assigning to the Buyer the Seller FCC Authorizations, (iii) a transition services agreement duly executed by the appropriate Seller Parties and their Affiliates, in substantially the form of Exhibit C (the “Transition Services Agreement”), (iv) special or limited warranty deeds (in the customary form for such jurisdiction and in form and substance reasonably acceptable to Buyer), duly executed by the appropriate Seller Parties and their Affiliates, conveying to the Buyer the Owned Real Property, (v) all of the documents and instruments required to be delivered by the Seller Parties and/or their Affiliates pursuant to Article VIII, including the Required Consents, (vi) certified copies of the certificate of incorporation and bylaws of the Seller Parties, (vii) certified resolutions of the Board of Directors and shareholders (if applicable) of the Seller Parties authorizing the transactions contemplated by this Agreement and the Ancillary Agreements, (viii) a duly executed certificate of the secretary of each of the Seller Parties as to incumbency and specimen signatures of officers of the Seller Parties executing this Agreement and the Ancillary Agreements, (ix) a certificate of non-foreign status from each of the Seller Parties (and Affiliates, as applicable) in compliance with Treasury Regulations Section 1.1445-2, (x) specific assignment and assumption agreements duly executed by the appropriate Seller Party or their Affiliates (as applicable) relating to any Contracts included as Purchased Assets that the Buyer or the Seller Parties have determined to be reasonably necessary to assign such Contracts to the Buyer and for the Buyer to assume the Assumed Liabilities thereunder (if any), in form and substance reasonably acceptable to the Buyer, (xi) satisfactory evidence that any Encumbrances to be discharged prior to or simultaneous with Closing have been discharged, and (xii) such other documents and instruments as the Buyer has determined to be reasonably necessary to consummate the transactions contemplated hereby.

(b)     At the Closing, the Buyer shall deliver to the Seller Parties (i) the Closing Date Payment, (ii) the Bill of Sale and Assignment and Assumption Agreement, (iii) the Transition Services Agreement, (iv) all of the documents and instruments required to be delivered by the Buyer pursuant to Article VII, (v) specific assignment and assumption agreements duly executed by the Buyer relating to any Contracts included as Purchased Assets that the Buyer or the Seller Parties have determined to be reasonably necessary to assign such Contracts to the Buyer and for the Buyer to assume the Assumed Liabilities thereunder (if any), and (vi) such other documents and instruments as the Seller Parties have determined to be reasonably necessary to consummate the transactions contemplated hereby.

Section 2.9.     Further Assurances.

(a)     From time to time following the Closing, the appropriate Seller Party shall execute and deliver, or cause to be executed and delivered, to the Buyer such other instruments of conveyance and transfer as the Buyer may reasonably request or as may be otherwise necessary to carry out the provisions of this Agreement and the transactions contemplated hereby, to effectively convey and transfer to, and vest in, the Buyer and put the Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing, to reasonably cooperate with the Buyer at its reasonable request in endeavoring to obtain such consent.

(b)     Without limiting Sections 5.3(c), to the extent that any Assumed Contract cannot be assigned without consent and such consent is not obtained prior to the Closing, the Seller Parties shall use all commercially reasonable efforts to provide the Buyer the benefits of any such Contract and the Buyer shall perform or discharge on behalf of the applicable Seller Party the obligations and liabilities under such agreement that constitute Assumed Liabilities, if any. In addition to the Buyer’s obligation pursuant to the foregoing sentence, as to any Assumed Contract included as a Purchased Asset that is not effectively assigned to the Buyer as of the Closing Date but is thereafter effectively assigned to the Buyer, the Buyer shall, from and after the effective date of such assignment, assume, and shall thereafter pay, perform and discharge as and when due, all Assumed Liabilities of any Seller Party or its Affiliates, as applicable, arising under such Assumed Contract.

(c)     From time to time following the Closing, the Buyer shall execute and deliver, or cause to be executed and delivered, to the Seller Parties such other undertakings and assumptions as the Seller Parties may reasonably request or as may be otherwise necessary to effectively evidence the Buyer’s assumption of and obligation to pay, perform and discharge the Assumed Liabilities.

Section 2.10.     Purchase Price Adjustment. Promptly (but not later than five (5) Business Days) after the determination of the Purchase Price pursuant to Section 2.7 that is final and binding as set forth herein:

(i)     if the Purchase Price as finally determined pursuant to Section 2.7 exceeds the Estimated Purchase Price, the Buyer shall pay to the Seller Parties, by wire transfer of immediately available funds to such bank accounts of the Seller Parties as the Seller Parties shall designate in writing to the Buyer, the amount by which the Purchase Price exceeds the Estimated Purchase Price; or

(ii)     if the Purchase Price as finally determined pursuant to Section 2.7 is less than the Estimated Purchase Price, the Seller Parties shall pay to the Buyer, by wire transfer of immediately available funds to such bank accounts of the Buyer as the Buyer shall designate in writing to the Seller Parties, the amount by which the Estimated Purchase Price exceeds the Purchase Price.

Section 2.11.     Allocation of Purchase Price. The Purchase Price (and any adjustments thereto) and any Assumed Liabilities shall be allocated among the Purchased Assets in accordance with the provisions of Section 1060 of the Code (“Allocation”). Within one-hundred eighty (180) days after the Closing, the Seller Parties shall prepare the Allocation and submit such Allocation to the Buyer for their review. The Buyer shall provide the Seller Parties with any comments to such allocation within thirty (30) Business Days after the date of receipt by the Buyer. The Buyer and the Seller Parties agree to act in accordance with the Allocation of the Purchase Price established pursuant to this Section 2.11 in the preparation and filing of all Tax Returns, including Form 8594, and shall take no position inconsistent with such Allocation in any proceeding before any Governmental Body or otherwise, provided, however, if the parties are unable to mutually agree to such Allocation then the parties shall have no further obligation under this Section 2.11, and each party shall make its own determination of such allocation for financial and tax reporting purposes, which determination, for the avoidance of doubt, shall not be binding on the other party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller Parties jointly and severally represent and warrant to the Buyer as follows as of the date hereof and as of the Closing Date (except to the extent expressly made as of specific date or time, and then as of such specified date or time):

Section 3.1.     Organization and Qualification.

(a)     Each of the Seller Parties is organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Seller Parties has the requisite organizational power and authority to operate the Station as now operated by it, to use the Purchased Assets as now used by it and to carry on the Business as now conducted by it.

(b)     Each of the Seller Parties is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.2.     Authority of the Seller Parties; No Conflict; Required Filings and Consents.

(a)     Each of the Seller Parties has the requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by it pursuant hereto, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b)     The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the Seller Parties (to the extent a party thereto) have been duly authorized and approved by all necessary organizational and shareholder or equity owner action on the part of the Seller Parties or their Affiliates and do not require any further authorization or consent on the part of the Seller Parties or their Affiliates. This Agreement is, and each other Ancillary Agreement when executed and delivered by each of the Seller Parties party thereto or their Affiliates, as applicable, will be, a legal, valid and binding agreement of such Seller Party or its Affiliates party thereto, as applicable, enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)     Except for the FCC Consent, the DOJ Consent and as set forth in Schedule 3.2, none of the execution, delivery and performance by the Seller Parties of this Agreement or by any of the Seller Parties or any of their Affiliates, as applicable, of the Ancillary Agreements to which it is a party, the consummation by the Seller Parties or their Affiliates, as applicable, of the transactions contemplated hereby or thereby or compliance by the Seller Parties or their Affiliates, as applicable, with or fulfillment by the Seller Parties of the terms, conditions and provisions hereof or thereof will:

(i)     conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default), an event of default or an event creating rights of acceleration, termination, cancellation, revocation, payment or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under, (A) the certificate of incorporation, bylaws or other organizational documents of the Seller Parties, (B) any Station Agreement in any material respect, (C) any material Governmental Permit, (D) any material judgment, Order, award or decree to which such Person is a party or any of the Purchased Assets is subject or by which such Person is bound, or (E) any material indenture, note, mortgage, lease, guaranty or material Contract to which any of the Seller Parties and any of their Affiliates is a party;

(ii)     conflict with or violate any Law applicable to the Seller Parties, the Business or any of the Purchased Assets or by which the Seller Parties, the Business or any of the Purchased Assets may be bound or affected, except, in any case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; or

(iii)     require the approval, consent, authorization or act of, or the making by any Seller Party, or any of their Affiliates of any declaration, notice, filing or registration with, any third Person or any foreign, federal, state or local court, governmental or regulatory authority or body, except for any approval by the DOJ as required by the proposed final judgment entered in connection with or as a result of the transactions contemplated by the Merger (the “DOJ Final Judgment”), except, in any case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 3.3.     Financial Statements. Schedule 3.3 contains (a) the unaudited balance sheets of the Business as of December 31, 2013 and December 31, 2012, respectively, and the related statements of income for the years then ended (the “Financial Statements”) and (b) the unaudited balance sheet (the “Balance Sheet”) of the Business as of June 30, 2014 (the “Balance Sheet Date”) and the related statement of income for the six months ended June 30, 2014 (the “Income Statement”). Each of the Financial Statements, the Balance Sheet and Income Statement (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Seller Parties and their Affiliates pertaining to the Business, (ii) present fairly, in all material respects, the financial position and results of operations of the Business as of their respective dates and for the respective periods covered thereby, and (iii) except as set forth in Schedule 3.3, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The books of account and financial records of the Seller Parties and their Affiliates pertaining to the Business have been maintained in accordance with customary business practice. Except as set forth on Schedule 3.3, none of the Seller Parties and their Affiliates has, between December 31, 2012 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2012.

Section 3.4.     Operations Since Balance Sheet Date.

(a)     Except as set forth in Schedule 3.4(a), from the Balance Sheet Date, there have been no events, changes or occurrences or state of facts, including any change in the financial condition or the results of operations of the Business, which, individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect.

(b)     Except as set forth in Schedule 3.4(b), from the Balance Sheet Date through the date of this Agreement, the Seller Parties and their Affiliates have operated the Business in the ordinary course of the Business consistent with past practice other than in connection with the Mergers and the process relating to the sale of the Business.

Section 3.5.     No Undisclosed Liabilities. Except as set forth in Schedule 3.5, the Seller Parties and their Affiliates have no liabilities with respect to the Business (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, except for liabilities which are (a) reflected or reserved for on the Balance Sheet, (b)  liabilities incurred in the ordinary course of the Business consistent with past practice since the Balance Sheet Date, or (c) liabilities to be performed in the ordinary course of the Business consistent with past practice pursuant to the Assumed Contracts.

Section 3.6.     Taxes.

(a)     Each of the Seller Parties and/or its Affiliates, as applicable, has filed with the proper Governmental Body all material Tax Returns with respect to the Business and the Purchased Assets required to be filed prior to the date hereof and all such Tax Returns were true, correct and complete in all material respects. Each of the Seller Parties and/or its Affiliates, as applicable, has paid or caused to be paid all material Taxes (whether or not reflected on any such Tax Returns) that are due and owing with respect to the Purchased Assets and the Business, or has set aside on the Balance Sheet adequate reserves (segregated to the extent required by GAAP). No deficiencies for material Taxes with respect to the Purchased Assets and the Business have been claimed, proposed or assessed in writing by any Governmental Body for which the Seller Parties or their Affiliates may have any liability or that may attach to the Purchased Assets. Each of the Seller Parties and/or its Affiliates, as applicable, is in compliance in all material respects with the provisions of the Code relating to the withholding and payment of Taxes with respect to the Business and the Purchased Assets and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Body all Taxes required to be have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party with respect to the Business. There are no liens for Taxes on any of the Purchased Assets other than Permitted Encumbrances. To the Knowledge of the Seller Parties, (i) no Tax Return relating to the Business or the Purchased Assets is currently under audit or examination by any Governmental Body, and (ii) there are no suits, actions, proceedings or investigations pending with respect to any material Taxes relating to the Business or the Purchased Assets.

(b)     In each case as it pertains to the Purchased Assets and the Business, none of the Seller Parties or their Affiliates (i) has received any written notice that it is being audited by any Taxing authority which audit has not yet been completed; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax other than as the result of extending the due date of a Tax Return; and (iii) has availed itself of any Tax amnesty or similar relief in any Taxing jurisdiction.

(c)     As it pertains to the Purchased Assets and the Business, none of the Seller Parties or their Affiliates is bound by any Tax sharing agreement or similar arrangements (including any indemnity arrangements), other than Contracts entered into in the ordinary course of the Business the principal subject of which is not Taxes.

(d)     Each of the Seller Parties and its Affiliates who own any Purchased Assets is a “United States person” within the meaning of Section 7701 of the Code.

(e)     None of the Seller Parties and its Affiliates is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) with respect to the Business or the Purchased Assets.

(f)     No written claim has ever been made by a Governmental Body in a jurisdiction where any of the Seller Parties or their Affiliates has not filed a Tax Return with respect to the Purchased Assets or the Business that any of the Seller Parties or their Affiliates is or may be subject to taxation by that jurisdiction, which claim has not been fully paid or settled.

Section 3.7.     Sufficiency of Assets; Title to Purchased Assets.

(a)     Except for the Excluded Assets, the Purchased Assets (i) constitute all the assets and properties whether tangible or intangible, whether personal, real or mixed, wherever located, that are used or held for use by the Seller Parties and their Affiliates primarily in the operation of the Station and (ii) with respect to the Tangible Personal Property, Real Property, Purchased Intellectual Property, Seller FCC Authorizations and Assumed Contracts, are sufficient to conduct the operation of the Station in the manner in all material respects which the Station is conducted on the date hereof except for matters of the nature covered by the Transition Services Agreement. Except as set forth on Schedule 3.7 or as provided in the Transition Services Agreement or in any Multi-Station Contract to the extent the benefits thereunder are not made available to Buyer after Closing, none of the Excluded Assets is necessary to operate the Business in substantially the same manner as such operations have heretofore been conducted.

(b)     The Seller Parties have good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance, other than Permitted Encumbrances (it being understood that until the consummation of the Mergers only LIN TV holds such title).

Section 3.8.     Governmental Permits; FCC Matters.

(a)     As of the date of this Agreement, the Seller Parties or their Affiliates own, hold or possess all material Governmental Permits that are reasonably necessary to entitle them to own or lease, operate and use the assets of the Station and to carry on and conduct the Business substantially as currently conducted. Schedule 3.8(a) sets forth a list as of the date of this Agreement of each of the Seller FCC Authorizations and other material Governmental Permits, held by the Seller Parties and pending applications filed by the Seller Parties with the FCC with respect to the Station. The Seller FCC Authorizations constitute all Governmental Permits issued by the FCC to the Seller Parties and their Affiliates in respect of the Station and held by the Seller Parties and their Affiliates as of the date of this Agreement.

(b)     Each Seller Party and its Affiliates has fulfilled and performed its obligations under each of the Governmental Permits except for noncompliance that, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect. Each of the Seller FCC Authorization and the material Governmental Permits is valid, subsisting and in full force and effect and has not been revoked, suspended, canceled, rescinded or terminated.

(c)     The Station is being operated in accordance with the Seller FCC Authorizations and in compliance in all material respects with the Communications Act and all other Laws applicable to the Station (including Federal Aviation Administration Laws), except for such noncompliance that, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect. Except as disclosed in Schedule 3.8(c), there is not (i) pending, or, to the Knowledge of the Seller Parties, threatened, any action or legal proceeding, other than actions or proceedings affecting broadcast television stations generally, by or before the FCC to revoke, suspend, cancel, rescind, terminate, materially adversely modify or refuse to renew in the ordinary course any Seller FCC Authorization (other than, in the case of modifications, proceedings to amend the FCC rules of general applicability), (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Station, or any Seller Party or any of its Affiliates with respect to the Station that has resulted or would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Seller FCC Authorizations, or (iii) pending or, to the Knowledge of the Seller Parties, threatened any petition, investigation, inquiry, complaint, notice of violation, notice of apparent liability, or notice of forfeiture against the Station or against the Seller Parties or their Affiliates with respect to the Station, and, to the Knowledge of the Seller Parties, there are no facts that would reasonably be expected to result in any of the above. The Seller FCC Authorizations have been issued by the FCC for full terms customarily issued by the FCC for each class of Station, and the Seller FCC Authorizations are not subject to any restriction or condition except for those restrictions or conditions appearing on the face of the Seller FCC Authorizations and conditions applicable to broadcast licenses generally or otherwise disclosed in Schedule 3.8(a). Except as set forth on Schedule 3.8(a), the Seller Parties have completed the construction of all facilities or changes authorized by any of the Seller FCC Authorizations or construction permits issued by the FCC to modify the Seller FCC Authorizations. Other than with respect to the FCC or the Federal Aviation Administration, this Section 3.8 does not relate to Governmental Permits for environmental, health and safety matters which are the subject solely of Section 3.21.

(d)     All material returns, reports, and statements which the Station is currently required to have filed with the FCC, with any other Governmental Body, or in the Station’s public inspection file, have been timely filed, all FCC regulatory fees due and payable from each Seller Party or its Affiliates with respect to the Station have been paid, and all material reporting requirements of the FCC and other Governmental Bodies having jurisdiction over the Station have been complied with, in each case, in all material respects.

(e)     Except for the Mergers or as otherwise disclosed in Schedule 3.8(c), to the Knowledge of the Seller Parties, no fact or circumstance exists relating to Seller Parties or the Station that could reasonably be expected to (i) prevent or delay the FCC’s grant of the FCC Consent, (ii) otherwise disqualify the Licensee as the licensee, owner, or operator of the Stations, or (iii) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent.

Section 3.9.     Real Property; Real Property Leases.

(a)     Schedule 3.9(a) contains a brief description of all Owned Real Property as of the date of this Agreement. The Seller Parties are the sole owners of, and have, and immediately prior to the Closing will have, good, valid and marketable title (free and clear of any Encumbrances other than Permitted Encumbrances) to all Owned Real Property (it being understood that until the consummation of the Mergers only LIN TV holds such title).

(b)     The Seller Parties have delivered or otherwise made available to the Buyer true, correct and complete copies of all deeds, title insurance reports and policies, exception documents, Real Property Leases and related documents and information and surveys for the Owned Real Property (collectively, the “Fee Title Documents”) in Seller Parties’ possession. To the Knowledge of the Seller Parties, no party to any reciprocal easement agreement or other Fee Title Document affecting or relating to the Owned Real Property is in material default under any of the terms and conditions of any such reciprocal easement agreement or other Fee Title Document.

(c)     Schedule 3.9(c) sets forth a list of each Real Property Lease under which any Seller Party or any of its Affiliates is a lessee or sublessee of, or occupies or uses, any Leased Real Property (such Leased Real Property together with the Owned Real Property, the “Real Property”) that is in effect as of the date of this Agreement, and identifies the applicable Real Property Lease, and the lessor, sublessor, or licensor as the case may be, thereof. Except as permitted in any Real Property Lease, to the Knowledge of the Seller Parties, none of the Seller Parties or their Affiliates, nor any other Person has granted any oral or written right to any Person other than the Seller Parties or their Affiliates to lease, sublease, license or otherwise use or occupy any of the Leased Real Property beyond the end of the applicable periods of the applicable Real Property Lease. The Seller Parties have delivered or otherwise made available to the Buyer true, correct and complete copies of (i) the Real Property Leases (and all amendments and modifications thereto), and (ii) all title insurance reports and policies, underlying title exception documents, surveys, related documents and information pertaining to such Leased Real Property in the Seller Parties’ possession.

(d)     A Seller Party or one of its Affiliates has a good, valid, existing and enforceable leasehold interest in, sub leasehold interest in, or other occupancy right with respect to, all Leased Real Property, in each case free and clear of any Encumbrances other than Permitted Encumbrances (it being understood that until the consummation of the Mergers only LIN TV holds such interest).

(e)     Neither the whole nor any part of the Owned Real Property nor, to the Knowledge of the Seller Parties, any Leased Real Property is subject to (i) any pending or, to the Knowledge of the Seller Parties, threatened suit for condemnation or other taking by any public authority, or (ii) any private restrictive covenant or governmental use restriction (including zoning) that prohibits or materially interferes with the current use of the Real Property, and none of the Seller Parties or their Affiliates has received any written notice of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(f)     There are no outstanding options or rights of first refusal or other contractual rights to purchase all or a portion of the Owned Real Property. All buildings, structures, fixtures, building systems and equipment, and all components which are part of the Owned Real Property and, to the Knowledge of the Seller Parties, the Leased Real Property are in all material respects in good operating condition, subject to normal wear, and are in all material respects sufficient for the operation of the Business as presently conducted. No portion of any facility, building, improvement or other structure located on any of the Owned Real Property or, to the Knowledge of the Seller Parties, the Leased Real Property has suffered any material damage by fire or other casualty within the past two (2) years which has not been substantially repaired or restored.

(g)     Schedule 3.9(g) contains a list, as of the date hereof, of all Real Property Leases pursuant to which any Seller Party or any of its Affiliates leases, subleases, licenses, sublicenses or otherwise grants a right of use or occupancy to a third party with respect to all or any portion of any Real Property. Except for the foregoing, none of the Seller Parties and their Affiliates has assigned, pledged, leased, subleased, licensed, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered in any way any interest in the Real Property or the leasehold, subleasehold, license or sublicense created by any Real Property Lease.

(h)     The Real Property constitutes all interests in real property which are necessary for continued operation of the Station as currently operated. The Seller Parties own, lease or have the legal right to use in the ordinary course of business all easements, rights of entry and rights-of-way which are material to the Business. All of the towers, guy anchors, guy wires, cables, driveways, parking lots, ground systems, transmitting equipment, buildings and other buildings, fixtures, and improvements, relating to the Station’s operations are located entirely on and wholly within the lot limits and metes and bounds of the Real Property, comply in all material respects with all set-back laws and requirements, and comply in all material respects with all license and permit requirements.

(i)     To the Knowledge of the Seller Parties, all material improvements on the Real Property conform in all material respects to applicable Laws and all use restrictions, and all Real Property is zoned for the various purposes for which the Real Property and any improvements thereon are presently being used. Within the past two (2) years, none of the Seller Parties and their Affiliates has received any written notice of any material violation of any material Law affecting the Real Property or the Seller Parties’ and their Affiliates’ use thereof. All material Governmental Permits required for the occupancy and operation of the Real Property as presently being used have been obtained and are in full force and effect and, none of the Seller Parties and their Affiliates has received any written notice of violation in connection with such Permits. To the Knowledge of the Seller Parties, there are no studies or reports which indicate any material defects in the design or construction of any of the improvements located on any of the Real Property.

Section 3.10.     Intellectual Property.

(a)     Schedule 3.10(a) contains a true and complete list as of the date of this Agreement of all patents and patent applications, registered and material unregistered Trademarks and registered copyrights, in each case, that are included in the Purchased Intellectual Property, including any pending applications to register any of the foregoing, identifying for each whether it is owned by or exclusively licensed to the Seller Parties. The Seller Parties exclusively own, free and clear of any and all Encumbrances other than Permitted Encumbrances, all Purchased Intellectual Property identified on Schedule 3.10(a) and all other Purchased Intellectual Property, except for Purchased Intellectual Property that is licensed to the Seller Parties by a third party licensor pursuant to a written license agreement that remains in effect.

(b)     Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, to the Knowledge of the Seller Parties, the Business is not infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party. To the Knowledge of the Seller Parties, no third party is materially misappropriating or infringing any Purchased Intellectual Property. The Buyer acknowledges that the representations and warranties set forth in this Section 3.10 are the only representations and warranties the Seller Parties make in this Agreement with respect to any activity that constitutes, or otherwise with respect to, infringement, misappropriation or other violation of Intellectual Property.

(c)     There are no actions, suits or proceedings by or before any court or any Governmental Body which are pending or, to the Knowledge of Seller Parties, threatened regarding or disputing the ownership, registrability or enforceability, or use by the Seller Parties or any of their Affiliates, of any Purchased Intellectual Property, other than the review of pending patent and trademark applications by applicable Governmental Bodies, nor to the Knowledge of the Seller Parties is there a reasonable basis for any claim that it does not so own any of such Purchased Intellectual Property except for Purchased Intellectual Property that is licensed to the Seller Parties by a third party licensor pursuant to a written license agreement that remains in effect. Neither Seller Party nor any of its Affiliates is a party to any outstanding Order that restricts, in a manner material to the Business, the use or ownership of any Purchased Intellectual Property.

(d)     The Seller Parties have taken all reasonable steps in accordance with standard industry practices to protect their rights in the Purchased Intellectual Property and at all times have maintained the confidentiality of all information that constitutes or constituted a trade secret included therein.

Section 3.11.     Tangible Personal Property.

(a)     The Seller Parties and their Affiliates have good and valid title or a valid right to use all of the material Tangible Personal Property included in the Purchased Assets free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)     All of the material Tangible Personal Property has been maintained in all material respects in accordance with past practice and generally accepted industry practice. Each material item of the Tangible Personal Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put. All leased material Tangible Personal Property is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

Section 3.12.     Employees. Schedule 3.12 contains: (a) a complete and accurate list of all full-time, part-time and per diem employees of the Seller Parties and their Affiliates as of the date of this Agreement whose employment relates primarily to the Business, including each of their job titles, dates of hire, rates of pay and other compensation entitlements, and whether they are Active or Inactive Employees; and (b) the current rate of annual base salary provided by the Seller Parties and their Affiliates to such employees as of the date hereof.

Section 3.13.     Employee Relations.

(a)     None of the Seller Parties or their Affiliates is a party to any labor or union agreement or collective bargaining agreement in respect of the Station or covering any Employee as of the date hereof.

(b)     Except as disclosed on Schedule 3.13, as of the date of this Agreement, no unfair labor practice charge against any of the Seller Parties or any of its Affiliates in respect of the Station is pending or, to the Knowledge of the Seller Parties, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal. The Seller Parties are and during the past five years have been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, in connection with the Business.

(c)     As of the date of this Agreement there are no, and since January 1, 2013, there have not been any, organizing activities, lockouts, strikes, slowdowns or other work stoppages or material labor disputes pending or, to the Knowledge of the Seller Parties, threatened in respect of the Station.

Section 3.14.     Contracts. Schedule 3.14 sets forth as the date hereof a list of the following Contracts primarily relating to the Business or the Purchased Assets:

(a)     any Contract for the purchase, sale, license or lease of assets used or to be used primarily in the Business, or for the provision of services primarily used in the Business, with a value in excess of $25,000;

(b)     any programming Contract or film or program license Contract for rights to broadcast television programs or shows as part of the Station’s programming;

(c)     any retransmission Contract with any MVPDs with more than 1,000 paid subscribers with respect to the Station;

(d)     any Contract that is a “local marketing agreement” or time brokerage agreement, joint sales agreement, shared services agreement, management services agreement, local news sharing agreement or similar Contract;

(e)     any partnership, shareholder, joint venture, or other similar Contract;

(f)     any affiliation Contract with a national television network;

(g)     any Contract for capital expenditures in excess of $10,000 for any single item and $25,000 in the aggregate;

(h)     any Employment Agreement or other Contract with any individual Employee, independent contractor or consultant;

(i)     any Contract pursuant to which a Seller Party is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any Tangible Personal Property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $25,000;

(j)     any Contract relating to or evidencing Indebtedness of the Business or any of the Seller Parties or their Affiliates in connection with the Business, including mortgages, other grants of security interests, guarantees or notes in excess of $25,000;

(k)     any Contract with any Governmental Body;

(l)     any Contract with any Related Party of a Seller Party;

(m)     any Contract that limits, or purports to limit, the ability of a Seller Party or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of a Seller Party or the Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(n)     any Contract related in whole or in part to any Purchased Intellectual Property other than licenses of off-the-shelf software with a replacement value or aggregate annual license and maintenance fees of less than $20,000;

(o)     any Contract (other than any Contract of the type described in clauses (a) through (n) above) that primarily relates to the Business that is not terminable by a Seller Party without penalty on ninety (90) days’ notice or less and which is reasonably expected to involve the payment by the Seller Parties after the date hereof of more than $100,000 per annum; and

(p)     any other Contract that is material to the Business, taken as a whole.

Schedule 3.14 also indicates (i) whether each Contract listed therein is to be deemed an “Assumed Contract” and (ii) for any Assumed Contract, whether the consent of a third Person is required in order to assign the Contract as contemplated by this Agreement and the Ancillary Agreements.

Section 3.15.     Status of Contracts. Except as set forth in Schedule 3.15 or in any other Schedule hereto, each of the Contracts listed in Schedule 3.14 and indicated to be an “Assumed Contract” (collectively, the “Station Agreements”) is a legal, valid and binding obligation of a Seller Party and, to the Knowledge of the Seller Parties, the other parties thereto, and is in full force and effect (in each case, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The Seller Parties and their Affiliates are not in breach of, or default under, any Station Agreement and, to the Knowledge of the Seller Parties, no other party to any Station Agreement is in breach of, or default under, any Station Agreement, and (ii) to the Knowledge of the Seller Parties, no event has occurred which would result in a breach of, or default under, any Station Agreement (in each case, with or without notice or lapse of time or both). True and complete copies of each of the Station Agreements, together with all amendments thereto, have heretofore been made available to the Buyer by the Seller Parties.

Section 3.16.     No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 3.16 and 3.8(c):

(a)     Each Seller Party is in compliance in all material respects with all Laws which are applicable to the Purchased Assets, the Station, the Business or the Assumed Liabilities;

(b)     Since December 31, 2012 and through the date of this Agreement, no Seller Party has received any written notice from a Governmental Body of a material violation of any applicable Laws.

(c)     As of the date of this Agreement, except for threatened actions, suits or proceedings in connection with the transactions contemplated by the Mergers and for Orders relating to conditions to be approved by Governmental Bodies of the Mergers, there are no Proceedings which are pending or, to the Knowledge of the Seller Parties, threatened against any Seller Party or any of their Affiliates in respect of the Purchased Assets, the Assumed Liabilities, the Station or the Business or the ownership or operation thereof.

Section 3.17.     Insurance. A Seller Party or one of its Affiliates currently maintains, in respect of the Purchased Assets, the Stations and the Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are in the judgment of the Seller Parties prudent for the Business. The Seller Parties have not received notice of, nor to the Knowledge of the Seller Parties is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. Except as set forth in Schedule 3.17 with respect to the Business, there are no outstanding claims under any insurance policy or default with respect to provisions in any such policy which claim or default, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

Section 3.18.     Employee Plans; ERISA.

(a)     Schedule 3.18 sets forth a list of each Employee Plan in effect as of the date of this Agreement. A true and correct copy of each such Employee Plan, including all amendments thereto, has been delivered to the Buyer.

(b)     “ERISA Affiliate” means with respect to any entity (i) a member of any “controlled group” (as defined in section 414(b) of the Code) of which that entity is also a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of section 414(c) of the Code) with that entity, or (iii) a member of an affiliated service group (within the meaning of section 414(m) of the Code) of which that entity is also a member. “Compensation Arrangement” means any Employment Agreement, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, or profit sharing plan, program, agreement, or arrangement for the benefit of any current or former Employee, director, or independent contractor of the Station.

(c)     Each Employee Plan has been operated and administered in material compliance and currently is in material compliance, both as to form and operation, with its terms and all applicable Laws, including the requirements of ERISA and the Code, except where noncompliance would not result in a liability to Buyer. Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such qualified plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Seller nothing has occurred subsequent to the date of such favorable determination letter that could adversely affect the qualified status of any such plan. There have been no statements or communications made or materials provided to any employee or former employee of the Seller Parties or their Affiliates that is, was or could be construed as a contract or promise by the Buyer to provide for any pension, welfare, or other compensation or benefit to any such employee or former employee, whether before or after retirement.

(d)     No Employee Plan: (i) is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (ii) is a “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or (iii) provides for post-termination welfare benefits (other than as required by Code Section 4980B or any state law counterpart). None of the Seller Parties or any of its Affiliates or any ERISA Affiliate of the Seller Parties or their Affiliates has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan within the meaning of Sections 4201 and 4204 of ERISA.

(e)     Neither the execution and delivery of this Agreement nor the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transaction in conjunction with another event) could (i) result in any payment (including severance, unemployment, compensation, golden parachute, “excess parachute” (within the meaning of Section 280G of the Code), bonus or otherwise) becoming due to any Transferred Employee; (ii) increase any compensation or benefits otherwise payable to any Transferred Employee; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits; or (iv) result in any acceleration of funding of any compensation or benefit.

(f)     Each Compensation Arrangement and all grants, awards, or benefits thereunder or under any Employee Plan that is subject to Section 409A have, in form and operation, met the requirements of Section 409A(a)(2), Section 409A(a)(3) and Section 409A(a)(4) of the Code.

Section 3.19.     Environmental Protection.

(a)     Except as set forth in Schedule 3.19:

(i)     The Business and each Seller Party and its Affiliates in respect of the Business are in material compliance with all Environmental Laws;

(ii)     Each Seller Party and its Affiliates has, in respect of the Business, obtained all material Governmental Permits required under Environmental Law necessary for its operation. Each Seller Party and its Affiliates is in compliance in all material respects with all terms and conditions of such Governmental Permits;

(iii)     As of the date of this Agreement, none of the Seller Parties or any of its Affiliates, with respect to the Business, or the Station or the Real Property is the subject of any pending or, to the Knowledge of the Seller Parties, threatened action, claim, complaint, investigation or notice of noncompliance or potential responsibility or other proceedings alleging any material failure of the Business or such Persons with respect to the Business to comply with, or material liability of the Business or such Persons with respect to the Business under, any Environmental Law;

(iv)     To the Knowledge of the Seller Parties, there has been no Release or threatened or pending Release of Hazardous Materials at, under, to, about, on, or from any Real Property or any other property currently or formerly owned, licensed, leased, occupied, used or operated by any of the Seller Parties or their Affiliates with respect to the Business, the Purchased Assets, the Assumed Liabilities or the Station that would reasonably be expected to require any Seller Party to conduct any material investigation, remediation or other response action, or incur material Losses;

(v)     To the Knowledge of the Seller Parties, no Hazardous Materials are generated, disposed, or present in, on, or under any of the Real Property except for such Hazardous Materials as are (i) reasonably necessary for the customary operation of the Station and the Business, and (ii) used, stored, handled and disposed in material compliance with Environmental Laws; and

(vi)     The Seller Parties have made available to the Buyer true, complete and correct copies of all environmental assessments, audits, inspections, investigations, surveys or other similar environmental reports relating to the Station, the Real Property, the Business or the Purchased Assets that are in the possession, custody or control of the Seller Parties.

(b)     Other than as provided in Section 3.8, the representations and warranties contained in this Section 3.19 are the sole and exclusive representations and warranties relating to Environmental Law or Hazardous Materials.

Section 3.20.     MVPD Matters. Schedule 3.20 contains, as of the date hereof, (i) a list of each Station retransmission consent Contract existing as of the date hereof to which any Seller Party or any of its Affiliates is a party with any MVPD that has more than one thousand (1,000) paid subscribers in the Station’s Market, and (ii) a list of the MVPDs that, to the Knowledge of the Seller Parties, carry the Station and have more than one thousand (1,000) paid subscribers with respect to the Station outside of the Station’s Market. The applicable Seller Party or one of its Affiliates has entered into retransmission consent contracts with respect to each MVPD that has more than one thousand (1,000) paid subscribers in the Station's Market. To the Knowledge of the Seller Parties, as of the date of this Agreement, no MVPD is retransmitting the signal of the Station without the authorization of a Seller Party. Since December 31, 2013 and except as set forth on Schedule 3.20, as of the date hereof (x) no MVPD with more than one thousand (1,000) paid subscribers in the Station’s Market has provided written notice to the Seller Parties or their Affiliates of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of the Seller Parties, sought any form of relief from carriage of the Station from the FCC and (y) none of the Seller Parties or their Affiliates has received any written notice from any MVPD with more than one thousand (1,000) paid subscribers in the Market of such MVPD’s intention to delete a Station from carriage or to change a Station’s channel position.

Section 3.21.     Certain Business Practices. Neither the Business (including any of the Seller Parties or their Affiliates with respect to the Business), nor, to the Knowledge of the Seller Parties, any representative of the Business (including any of the Seller Parties or their Affiliates with respect to the Business), acting in such capacity, has, directly or indirectly, (a) offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any government official or employee, to any employee of any organization owned or controlled in part or in full by any Governmental Body, or to any political party or candidate, to influence the official or employee to act or refrain from acting in relation to the performance of official duties, with the purpose of obtaining or retaining business or any other improper business advantage or (b) taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery Law applicable to them (whether by virtue of jurisdiction or organization or conduct of business).

Section 3.22.     Transactions with Related Parties. Except as set forth on Schedule 3.22, no Related Party of any Seller Party has: (a) borrowed money from or loaned money to the Business or any of the Seller Parties or their Affiliates with respect to the Business that remains outstanding or that will not be discharged in accordance with this Agreement; (b) or has had any business dealings or a financial interest in any transaction with the Business or with the Seller Parties involving the Business or any of the Purchased Assets, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; (c) any contractual or other claim, express or, to the Knowledge of the Seller Parties, implied, of any kind whatsoever against or in respect of the Business; or (d) any interest in any Purchased Assets.

Section 3.23.     No Finder. None of the Seller Parties, any of their Affiliates or any party acting on any Seller Party’s or any of their Affiliates’ behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which the Buyer may become liable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Seller Parties to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller Parties as follows as of the date hereof and as of the Closing:

Section 4.1.     Organization. Each of the Buyer and the Buyer Guarantor is organized, validly existing and in good standing under the laws of the state of its organization. Each of the Buyer and the Buyer Guarantor has the requisite organizational power and authority to own, lease and operate the properties and assets used in connection with its business as currently being conducted or to be acquired pursuant hereto.

Section 4.2.     Authority of the Buyer.

(a)     Each of the Buyer and the Buyer Guarantor has the requisite organizational power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by the Buyer or the Buyer Guarantor, as applicable, pursuant hereto (collectively, the “Buyer Ancillary Agreements”), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b)     The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by each of the Buyer and the Buyer Guarantor have been duly authorized and approved by all necessary organizational action on the part of the Buyer and the Buyer Guarantor and do not require any further authorization or consent on the part of the Buyer, the Buyer Guarantor or any of their Affiliates. This Agreement is, and each other Buyer Ancillary Agreement when executed and delivered by the Buyer or the Buyer Guarantor, as applicable, and the other parties thereto will be, a legal, valid and binding agreement of the Buyer or the Buyer Guarantor, as applicable, enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)     Except for the FCC Consent, the DOJ Consent, as my be required by the WARN Act or other similar Laws, and as set forth in Schedule 4.2, none of the execution, delivery and performance by the Buyer or the Buyer Guarantor of this Agreement, or by the Buyer or the Buyer Guarantor, as applicable, of the Buyer Ancillary Agreements to which it is a party, the consummation by the Buyer or the Buyer Guarantor, as applicable, of the transactions contemplated hereby or thereby or compliance by the Buyer or the Buyer Guarantor, as applicable, with or fulfillment by the Buyer or the Buyer Guarantor, as applicable, of the terms, conditions and provisions hereof or thereof will:

(i)     conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any assets of the Buyer under, (A) the certificate of incorporation, bylaws or other organizational documents of the Buyer or the Buyer Guarantor, as applicable, or (B) any material indenture, note, mortgage, lease, guaranty or agreement, or any material judgment, Order, award or decree, to which the Buyer or the Buyer Guarantor, as applicable, is a party; or

(ii)     require the approval, consent, authorization or act of, or the making by the Buyer or the Buyer Guarantor, as applicable, of any declaration, filing or registration with, any third Person or any foreign, federal, state or local court, governmental or regulatory authority or body, except for any approval by the DOJ, as required by the DOJ Final Judgment, except, in any case, as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

Section 4.3.     Litigation. None of the Buyer, the Buyer Guarantor or any of their Affiliates is a party to any action, suit or proceeding pending or, to the knowledge of the Buyer, threatened which, if adversely determined, would reasonably be expected to restrict the ability of the Buyer to consummate promptly the transactions contemplated by this Agreement. There is no Order to which the Buyer, the Buyer Guarantor or any of their Affiliates, is subject which would reasonably be expected to restrict the ability of the Buyer or the Buyer Guarantor to consummate promptly the transactions contemplated by this Agreement.

Section 4.4.     No Finder. None of the Buyer, the Buyer Guarantor or any of their Affiliates, or any party acting on any of their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which the Seller Parties or their Affiliates may become liable.

Section 4.5.     Qualifications as FCC Licensee.

(a)     The Buyer is legally, financially and otherwise qualified to be the licensee of, and to acquire, own, operate and control, the Station under the Communications Act, including the provisions relating to media ownership and attribution, foreign ownership and control, and character qualifications. To the Buyer’s knowledge, there are no facts or circumstances with respect to the Buyer or Buyer Group Members that would (i) disqualify the Buyer as the assignee of the Seller FCC Authorizations or as the owner and operator of the Station, (ii) delay the FCC’s processing of the FCC Applications, or (iii) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent. No waiver of or exemption from, whether temporary or permanent, any provision of the Communications Act, or any divestiture or other disposition by the Buyer or any of their respective Affiliates of any asset or property, is necessary for the FCC Consent to be obtained under the Communications Act.

Section 4.6.     Financial Capacity. The Buyer has, as of the date of this Agreement, and will have, as of the Closing Date, on hand (or access through committed credit facilities to) adequate funds to perform all of its obligations under this Agreement.

ARTICLE V

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 5.1.     Access to the Business. Upon the written request of the Buyer, the Seller Parties shall use reasonable efforts to afford to the officers, employees and authorized representatives of the Buyer (including independent public accountants, attorneys and consultants) reasonable access during normal business hours, and upon reasonable prior notice, to the offices, properties, employees and business and financial records of the Business to the extent reasonably necessary for Buyer’s transition planning and shall furnish to the Buyer or its authorized representatives such additional information concerning the Business as shall be reasonably requested to the extent reasonably necessary for Buyer’s transition planning; provided, however, that the Seller Parties or their Affiliates shall not be required to violate any obligation of confidentiality or other obligation under applicable Law to which the Seller Parties or any of their respective Affiliates are subject in discharging their obligations pursuant to this Section 5.1. The Buyer agrees that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of Business, the Seller Parties or their Affiliates. Notwithstanding the foregoing, none of the Seller Parties or their respective Affiliates shall be required to (i) take any action which would constitute a waiver of attorney-client or other privilege or would compromise the confidential information of the Seller Parties or their Affiliates not related to the Business, (ii) supply the Buyer with any information which, in the reasonable judgment of the Seller Parties, the Seller Parties or any of their Affiliates are under a contractual or legal obligation not to supply or (iii) permit the Buyer or any of its Affiliates to conduct any sampling of soil, sediment, groundwater, surface water or building material. Any information disclosed to the Buyer by the Seller Parties under this Section 5.1 shall be held in accordance with the Confidentiality Agreement, dated as of June 19, 2014 (the “Confidentiality Agreement”), by and between Media General, LIN and Buyer Guarantor.

Section 5.2.      Notification of Certain Matters.

(a)     The Buyer or the Buyer Guarantor, on the one hand, and the Seller Parties, on the other hand, shall promptly notify the other upon becoming aware of any material breach of any of their own respective representations or warranties contained in this Agreement.

(b)     Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Seller Parties shall promptly notify the Buyer, and the Buyer shall promptly notify the Seller Parties, of any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against the other which would have been listed in Schedule 3.16 or would be an exception to Section 4.3 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

Section 5.3.     FCC Consent; Other Consents and Approvals.

(a)     As promptly as practicable after the date hereof, but in any event no later than five (5) Business Days hereafter, the Seller Parties, the Buyer and their respective Affiliates, as applicable, shall file with the FCC the necessary applications requesting its consent to the Assignment of the Seller FCC Authorizations to the Buyer, as contemplated by this Agreement (the “FCC Applications”). The Seller Parties and the Buyer shall, or shall cause their respective Affiliates to, cooperate in the preparation of such applications and will diligently take, or cooperate in the taking of, all necessary, desirable and proper steps, provide any additional information required by the FCC and shall use reasonable best efforts to obtain promptly the FCC Consent; provided, however, that the parties hereto acknowledge and agree that Seller Parties or their Affiliates may take various actions solely related to obtaining necessary approvals for the Mergers and to consummate the Mergers, including amending the Seller Parties’ portion of the FCC Applications (which may affect the timing of FCC action with respect to the FCC Applications), and such actions shall not be deemed a violation of this obligation except to the extent such actions would be reasonably likely to result in the return, dismissal, or withdrawal of the FCC Applications or denial of the FCC Consent. The Seller Parties, on the one hand, and the Buyer, on the other hand, shall bear the cost of FCC filing fees relating to the FCC Applications equally. The Buyer and the Seller Parties shall oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to any such party. Neither Seller Parties nor Buyer shall, and each shall cause its Affiliates not to, take any intentional action that would, or intentionally fail to take such action the failure of which to take would, reasonably be expected to have the effect of preventing the successful prosecution of the FCC Applications or materially delaying the receipt of the FCC Consent; provided, however, that the parties hereto acknowledge and agree that the Seller Parties and their respective Affiliates may take various actions solely related to obtaining necessary approvals for the Mergers and to consummate the Mergers, including amending the FCC Applications (which may affect the timing of FCC action with respect to the FCC Applications), and such actions shall not be deemed a violation of this obligation except to the extent such actions would be reasonably likely to result in the return, dismissal, or withdrawal of the FCC Applications or denial of the FCC Consent. The parties agree that they will cooperate to amend the FCC Applications as may be necessary or required to reflect the consummation of the Mergers or to otherwise obtain the timely grant of the FCC Consent.

(b)     The Seller Parties and the Buyer shall, use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions set forth in Article VII and Article VIII to be satisfied as promptly as reasonably practicable after the date hereof, including (i) in the case of the Buyer, the obtaining of all necessary approvals under any applicable communications or broadcast Laws required in connection with this Agreement, (ii) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Bodies or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and, in the case of the Seller Parties, the Mergers (including, but not limited to, the DOJ Consent and consents and approvals required pursuant to the DOJ Final Judgment) and the making of all necessary registrations and filings (including filings with Governmental Bodies if necessary) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Body or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement; provided, however, that the Seller Parties and their respective Affiliates may take various actions solely related to obtaining necessary approvals for the Mergers and to consummate the Mergers, including amending the FCC Applications, and such actions shall not be deemed a violation of this obligation except to the extent such actions would be reasonably likely to result in the return, dismissal, or withdrawal of the FCC Applications or denial of the FCC Consent. Notwithstanding any provision to the contrary in this Agreement, none of the Buyer or its Affiliates shall be obligated to divest or agree to divest any station or assets in connection with or relating to obtaining any consent or approval of any Person, notifying or making any filings with any Person concerning the transactions contemplated by this Agreement, or attempting to consummate and make effective the transactions contemplated by this Agreement or cause the conditions in Articles VII and VIII to be satisfied.

(c)     The Seller Parties and the Buyer shall, and shall cause their respective Affiliates to, use reasonable best efforts to obtain all consents, approvals and amendments from the parties to the Station Agreements which are required by the terms thereof or this Agreement for the consummation of the transactions contemplated by this Agreement; provided, however, that none of the Seller Parties, the Buyer or any of their Affiliates shall have any obligation to offer or pay any consideration in order to obtain any such consents or amendments, including, any obligation to accept or agree to any restrictions, limitations, Encumbrances, to incur any obligation, liability, or to amend, modify or otherwise alter the terms of any contract or agreement with any such party that is not included in the Purchased Assets or, insofar as any Multi-Station Contract relates to Other Seller Stations (as such terms are defined in Section 5.6), the terms thereof relating to Other Seller Stations; and provided, further, that the parties acknowledge and agree that such third party consents are not conditions to Closing, except for the certain third party consent set forth on Schedule 5.3(c) (the “Required Consents”). All such consents and amendments shall be in writing and executed copies thereof shall be delivered to the Buyer and Seller Parties promptly after receipt thereof by the applicable parties. None of the Seller Parties and Buyer shall, and the Seller Parties and Buyer shall cause their Affiliates not to, agree to any modification of any Station Agreements in the course of obtaining any consent or amendment where such modification would materially adversely affect the Business.

Section 5.4.     Operations of the Station Prior to the Closing Date.

(a)     Subject to Section 6.3, prior to the Closing Date, except as approved by the Buyer in writing (which approval shall not be unreasonably withheld, delayed or conditioned), the Seller Parties shall cause the Business to be conducted in the ordinary course of the Business consistent with past practice, and to the extent consistent therewith:

(i)     continue to promote and conduct advertising on behalf of the Station at levels substantially consistent with past practice;

(ii)     keep and maintain the Purchased Assets in good operating condition and repair (wear and tear in ordinary usage excepted);

(iii)     maintain the business organization of the Station intact;

(iv)     preserve the Business and the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business;

(v)     maintain the Station’s MVPD carriage in the Market existing as of the date of this Agreement, and timely make retransmission consent elections (and not elect must carry) with all MVPDs in the Market having one thousand (1,000) or more subscribers;

(vi)     maintain in full force and effect the Seller FCC Authorizations and other material Governmental Permits required to carry on the Stations Business, including promptly filing renewal applications, timely filing required FCC reports, and timely paying annual regulatory fees;

(vii)     deliver to the Buyer, within ten (10) days after filing, copies of any applications or responses to the FCC related to the Station that are filed during such period;

(viii)     notify the Buyer of any action, proceeding, or matter that occurs after the date hereof that would have had to be disclosed in Schedule 3.8(c) had such action, proceeding, or matter occurred prior to the date hereof; and

(ix)     operate in all material respects in accordance with, and comply with, the Communications Act and with all other Laws applicable to the Business or the Purchased Assets.

(b)     Notwithstanding Section 5.4(a) and subject to Section 6.3 regarding control of the Station, except (w) as expressly contemplated by this Agreement, (x) as set forth in Schedule 5.4(b), (y) as required by applicable Laws or by any Governmental Body of competent jurisdiction, or (z) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller Parties shall not, and shall cause their Affiliates not to, in respect of the Station, the Business or the Purchased Assets:

(i)     enter into any Contract or commitment that (x) involves the payment or potential payment of more than $25,000 per annum or $75,000 in the aggregate, (y) has a term in excess of one year, or (z) would be required to be listed on Schedule 3.14 were the Seller Parties or their Affiliates a party thereto as of the date of this Agreement, other than in the ordinary course of the Business and consistent with past practice;

(ii)     amend, waive, modify or consent to the termination of any Assumed Contract, or amend, waive, modify or consent to the termination of any material right of the Seller Parties’ or their Affiliates’ thereunder, in each case, other than in the ordinary course of the Business and consistent with past practice; or notwithstanding Section 5.4(b)(i), enter into, amend, or renew any Contract with the Rentrak Corporation or its Affiliates;

(iii)     other than those capital expenditures listed in Schedule 5.4(b)(iii), make or authorize any new capital expenditures in excess of $25,000 in the aggregate, other than in the ordinary course of the Business and consistent with past practice or emergency repairs necessary for the continued operation of the Business;

(iv)     sell, lease (as lessor), transfer or otherwise dispose of or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the material assets or properties relating to the Purchased Assets, other than the sale, lease (as lessor), transfer or other disposal of property in the ordinary course of the Business or pursuant to existing contracts or commitments, and other than Permitted Encumbrances;

(v)     hire any Person that would be an Employee as a department head or anchor or chief on-air talent (provided that the Seller Parties may hire any Person to be an Employee as a department head or anchor or chief on-air talent as long as the applicable Seller Party reasonably consults the Buyer with respect to such Person’s employment prior thereto); and other than in the ordinary course of the Business, hire any Person that would be an Employee, or terminate any Employee other than for cause as determined in good faith by any of the Seller Parties, who earns base compensation at an annual rate exceeding $100,000;

(vi)     make, revoke or change any Tax election or settle or compromise any Tax liability, in each case relating to the Business, other than on a basis consistent with past practice;

(vii)     take or fail to take any action that could reasonably be expected to cause the FCC or any other Governmental Body to institute proceedings for the suspension, revocation or adverse modification of any of the Seller FCC Authorizations in any material respect;

(viii)     other than in the ordinary course of the Business, enter into any new, or materially modify the terms of any existing, Employment Agreement with any Employee other than as required by Law;

(ix)     materially increase the cash compensation of the Employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices or as required by Law or by the terms of existing Contracts or Employee Plans;

(x)     enter into any Contract with any Related Party of a Seller Party;

(xi)     incur any liability that would constitute an Assumed Liability, except in the ordinary course of the Business consistent with past practice or as required by Law or by the terms of existing Contracts or Employee Plans;

(xii)     settle any litigation, claims or Proceedings to the extent arising out of or related to the Purchased Assets, the Assumed Liability or the Business, other than in the ordinary course of the Business and consistent with past practice;

(xiii)     establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Employee Plan other than as required by Law or by the terms of existing Contracts or Employee Plans;

(xiv)     adversely modify any of the Seller FCC Authorizations;

(xv)     apply to the FCC for any FCC license, construction permit, authorization or any modification thereto that would restrict the Business after the Closing, it being expressly understood and acknowledged that one or more of the Seller Parties or their Affiliates with the FCC may enter into commitments or agreements with Governmental Bodies that contain restrictions applicable to the business of the Seller Parties after the Closing, including commitments by the Seller Parties or their Affiliates not to enter into sharing agreements with the Buyer or any of its Affiliates, and that this Agreement in no way restricts the ability of the Seller Parties or their Affiliates to do so; or

(xvi)     agree or commit to do any of the foregoing.

Section 5.5.     Public Announcement. None of the Seller Parties, the Buyer or any of their Affiliates shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Laws or by the rules, regulations or policies of any national securities exchange or association.

Section 5.6.     Multi-Station Contracts. Schedule 5.6 contains a list as of the date hereof of Contracts which are included in the Purchased Assets and to which one or more television stations of any of the Seller Parties or any of their Affiliates (an “Other Seller Station”) is party to, or has rights or obligations thereunder (any such contract or agreement, a “Multi-Station Contract”). The rights and obligations under the Multi-Station Contracts that are assigned to and assumed by Buyer (and included in the Purchased Assets and Assumed Liabilities, as the case may be) shall include only those rights and obligations under such Multi-Station Contracts that are applicable to the Station. The rights of each Other Seller Station with respect to such contract or agreement and the obligations of each Other Seller Station to such contract or agreement shall not be assigned to and assumed by Buyer (and shall be Excluded Assets and Excluded Liabilities, as applicable). For purposes of determining the scope of the rights and obligations of the Multi-Station Contracts, the rights and obligations under each Multi-Station Contract shall be equitably allocated among (1) the Station, on the one hand, and (2) the Other Seller Stations, on the other hand, in accordance with the following equitable allocation principles:

(a)     any allocation set forth in the Multi-Station Contract shall control; and

(b)     if there is no allocation in the Multi-Station Contract as described in clause (a) hereof, then any reasonable allocation (to be determined by mutual good faith agreement of the Seller Parties and Buyer) shall control.

(c)     Subject to any applicable third-party consents, such allocation and assignment with respect to any Multi-Station Contract shall be effectuated, at the election of the Buyer, by termination of such Multi-Station Contract in its entirety with respect to the Station and the execution of new contracts with respect to the Station or by an assignment to and assumption by Buyer of the related rights and obligations under such Multi-Station Contract. The parties shall use commercially reasonable efforts to obtain any such new contracts or assignments to, and assumptions by, Buyer in accordance with this Section 5.6; provided, that, completion of documentation of any such allocation under this Section 5.6 is not a condition to Closing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1.     Taxes.

(a)     The Seller Parties shall prepare and timely file all Tax Returns with respect to the Business and the Purchased Assets for taxable periods ending prior to the Closing Date, and shall pay all Taxes reflected on such Tax Returns. The Buyer shall prepare and timely file all Tax Returns with respect to the Business and the Purchased Assets for taxable periods beginning on or after the Closing Date, and for all periods beginning before and ending after the Closing Date (each such period, a “Straddle Period”) and shall pay all Taxes reflected on such Tax Returns. Notwithstanding this Section 6.1(a), (i) in the case of all real property Taxes, personal property Taxes and similar ad valorem obligations with respect to the Business or any of the Purchased Assets for any Straddle Period, such property Taxes, personal property Taxes and similar ad valorem obligations shall be apportioned between the Seller Parties, on the one hand, and the Buyer, on the other hand, based on the number of days of such Tax period up to and including the day prior to the Closing Date and the number of days of such Tax period including and after the Closing Date, and the Seller Parties shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Tax period up to and including the day prior to the Closing Date, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Tax period including and after the Closing Date, and (ii) in the case of all other Taxes with respect to the Business or any of the Purchased Assets for any Straddle Period (other than federal, state and local income Taxes arising out of, or attributable to, or resulting from the sale of the Purchased Assets and the Business or the transactions contemplated by this Agreement), such Taxes shall be apportioned between the Seller Parties, on the one hand, and the Buyer, on the other hand, based on a “closing of the books” basis as if the relevant Tax period ended on the day prior to the Closing Date, and the Seller Parties shall be liable for the amount of such Taxes that is attributable to the portion of the Tax period up to and including the day prior to the Closing Date, and the Buyer shall be liable for the amount of such Taxes that is attributable to the portion of the Tax period including and after the Closing Date.

(b)     The Seller Parties shall, and shall cause their Affiliates to, pay all federal, state and local income Taxes of the Seller Parties or their Affiliates, as applicable, arising out of, or attributable to, or resulting from the sale of the Purchased Assets and the Business contemplated by this Agreement.

(c)     Any Transfer Taxes shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller Parties. The Seller Parties and the Buyer shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any such Transfer Taxes and in seeking or perfecting any available exemption from Transfer Taxes.

(d)     The Seller Parties or the Buyer, as the case may be, shall promptly provide reimbursement for any Tax paid by the other party which is the responsibility of the Seller Parties or the Buyer, as the case may be, in accordance with the terms of this Section 6.1. Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder. The Buyer shall promptly notify the Seller Parties in writing upon receipt by the Buyer or any of its Affiliates of notice of any pending or threatened Tax audits, examinations or assessments which may affect the Tax liabilities for which the Seller Parties would be liable pursuant to this Section 6.1. The Seller Parties shall have the sole right to control any Tax audit or administrative or court proceeding relating to taxable periods ending before the Closing Date, and to employ counsel of their choice at their expense. In the case of any Straddle Period, the Seller Parties shall be entitled to participate at their expense in any Tax audit or administrative or court proceeding relating in whole or in part to Taxes attributable to the portion of such Straddle Period ending on the day prior to the Closing Date, and at the sole expense of the Seller Parties, may assume control of such audit or proceeding as to Taxes attributable to the portion of the Straddle Period ending on the day prior to the Closing Date. Regardless of which party assumes the defense of any such Tax audit or administrative or court proceeding, the parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Tax audit or administrative or court proceeding. Such cooperation shall include providing records and information that are relevant to such Tax audit or administrative or court proceeding, and making each parties’ employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. The Buyer may not, and shall cause its Affiliates not to, settle any Tax claim for any taxable period ending prior to the Closing Date (or for the portion of any Straddle Period ending on the day prior to the Closing Date) without the prior written consent of the Seller Parties, which consent shall not be unreasonably withheld, delayed or conditioned.

(e)     Each of the Seller Parties and the Buyer shall have the right to assign its respective rights under this Agreement (but without release of its respective obligations herein and without release of the other party’s obligations herein) to a third party who may act as a “qualified intermediary” or an “exchange accommodation titleholder” with respect to this Agreement in accordance with the provisions of Section 1031 of the Code, the Treasury Regulations promulgated thereunder, and any corresponding state or local income Tax Laws (such assignment and related transactions, a “Like-Kind Exchange”); provided that such assignment does not materially hinder or delay the consummation of the transactions contemplated by this Agreement or the prosecution of the FCC Applications. If either party elects to engage in a Like-Kind Exchange, the party so electing (the “Electing Party”) shall notify the other party of its election in writing no later than five (5) days prior to the Closing. The Electing Party shall bear its own expenses in connection with any such election to engage in a Like-Kind Exchange. Each of the Seller Parties and the Buyer, as the case may be, shall cooperate fully with the Electing Party, and take any action reasonably requested by the Electing Party, in connection with enabling the transactions to qualify in whole or in part as a Like-Kind Exchange; provided, however, that such actions do not impose any liabilities, including any unreimbursed monetary obligations or costs, on the Seller Parties or the Buyer, as the case may be, and that the Electing Party shall promptly reimburse the other party for any third-party costs reasonably incurred in connection with such election, including as the result of any subsequent review of such election by any Governmental Body or any attendant tax consequences.

Section 6.2.     Employees; Employee Benefit Plans

(a)     Employment. The Seller Parties shall provide an updated Schedule 3.12 to the Buyer no later than thirty (30) days prior to the Closing (provided that the Buyer provides the Seller Parties with reasonable advance written notice of the Closing Date). As of or before the Closing, the Buyer shall offer employment to each Employee who (i) is not then on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights (“Active Employees”); or (ii) is then on authorized leave of absence, sick leave, short term disability leave, military leave or layoff with recall rights and who returns to active employment immediately following such absence and within six (6) months of the Closing Date, or such later date as required under applicable Laws (“Inactive Employees”) it being understood that Buyer shall not be obligated to offer employment to any Employee whose principal work location is not at the Station or whose employment responsibilities relate substantially to the corporate operations of the Seller Parties or their Affiliates or the business of one or more of the other stations owned by the Seller Parties or their Affiliates, and such Persons shall not be deemed Transferred Employees for any purpose. For the purposes hereof, all Active Employees, or Inactive Employees who accept an offer of employment from the Buyer and commence employment on the applicable Employment Commencement Date are hereinafter referred to collectively as the “Transferred Employees,” and the “Employment Commencement Date” as referred to herein shall mean (x) as to those Transferred Employees who are Active Employees, the Closing Date, and (y)  those Transferred Employees who are Inactive Employees, the date on which the Transferred Employee begins employment with the Buyer. The Buyer shall employ at-will those Transferred Employees who do not have employment agreements with any of the Seller Parties initially at a salary and position and on terms and conditions determined by the Buyer but with monetary compensation (consisting of base salary, and, as applicable, commission rate and normal bonus opportunity) substantially the same as those provided by the applicable Seller Party immediately prior to the Employment Commencement Date. The initial terms and conditions of employment for those Transferred Employees who have Employment Agreements with the Seller Parties shall be as set forth in such Employment Agreements, which shall, to the extent permitted under the applicable agreements, be assigned to Buyer and assumed by Buyer. The Buyer agrees that it or one of its Affiliates shall, for at least one (1) year after the Closing Date, provide each Transferred Employee who remains employed with the Buyer with employee benefits that are substantially similar to the employee benefits (but not pension benefits) provided to similarly situated employees of Hearst Properties Inc. The Buyer agrees that it and its Affiliates, for at least one (1) year after the Closing Date, shall provide severance benefits to the Transferred Employees on terms that are substantially similar to those provided to similarly situated employees of Hearst Properties Inc. With respect to all Employees, the Seller Parties shall be responsible for all liabilities, compensation, and any benefits (including severance) arising prior to or in connection with or as a result of the termination by the Seller Parties or their Affiliates of such Employees (in accordance with Seller Parties’ and their Affiliates’ employment terms) or with respect to any Employee who does not accept Buyer’s offer for employment.

(b)     Service Credit. From and after the Closing Date, for purposes of determining eligibility to participate and vesting only under any plan maintained by the Buyer or its Affiliates in which Transferred Employees are eligible to participate, the Buyer shall, and shall cause its Affiliates to, recognize or cause to be recognized each Transferred Employee’s service with the Seller Parties or any of their Affiliates, and with any predecessor employer, to the same extent recognized by the Seller Parties, as service with the Buyer or any of its Affiliates to the same extent such service was recognized immediately prior to the Closing under a comparable benefit plan in which such Transferred Employee was eligible to participate immediately prior to the Closing, except that such service need not be recognized to the extent such recognition would result in the duplication of benefits for the same period of service.

(c)     401(k) Plan. The Buyer shall cause a tax-qualified defined contribution plan established or designated by the Buyer or any of its Affiliates (“Buyer’s 401(k) Plan”) to accept rollover contributions from the Transferred Employees of any account balances distributed to them as a result of the transactions contemplated by this Agreement by the existing tax-qualified defined contribution plan established or designated by the Seller Parties or any of their Affiliates. The Buyer shall, and shall cause its Affiliates to, allow any such Transferred Employees’ outstanding plan loan to be rolled into Buyer’s 401(k) Plan. The distribution and rollover described herein shall comply with applicable Laws, and the Buyer and the Seller Parties shall, and shall cause their respective Affiliates to, make all filings and take any actions required of each such Person by applicable Laws in connection therewith. The Buyer shall cause Buyer’s 401(k) Plan to credit Transferred Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent service under Seller’s 401(k) Plan.

(d)     Welfare Plans. The Seller Parties shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred under the terms of the Employee Plans by such employees or their covered dependents prior to the Employment Commencement Date and shall retain responsibility for any and all liability or other obligation under Code Section 4980B or Sections 601-608 of ERISA or other applicable Laws in connection with the transactions contemplated by this Agreement with respect to any group health plan of any of the Seller Parties or their Affiliates. Further, the Seller Parties shall not commit any act or omission which would directly or indirectly give rise to any liability or other obligation on the part of the Buyer or any of its Affiliates (or any group health plan relating to the Buyer or any of its Affiliates) as or in relation to a “successor employer” (i) under Code Section 4980B or Sections 601-608 of ERISA or other applicable Law in connection with the transactions contemplated by this Agreement or any group health plan relating to the Seller Parties or their Affiliates, or (ii) in connection with any Employee Plan. With respect to any welfare benefit plans maintained by the Buyer or any of its Affiliates for which the Transferred Employees are eligible to participate on and after the Employment Commencement Date, to the extent permitted by Laws and the terms of those welfare benefit plans, the Buyer shall, and shall cause its Affiliates to (a) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived generally by the Buyer and its Affiliates with respect to their employees and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such Transferred Employees with respect to similar plans maintained by the Seller Parties or their Affiliates.

(e)     Vacation. The Buyer shall assume as of Closing all liabilities for unpaid, accrued vacation of each Transferred Employee as of the Employment Commencement Date, giving service credit under the vacation policy of the Buyer for service with the Seller Parties, and shall permit Transferred Employees to use their vacation entitlement accrued as of Closing in accordance with the policy of the Seller Parties as of Closing for carrying over unused vacation. Notwithstanding any provision in this Agreement to the contrary, no Transferred Employee shall be entitled to receive duplicate credit for the same period of service.

(f)     Sick Leave. The Buyer shall grant credit under the policy of the Buyer to Transferred Employees for all unused sick leave accrued by Transferred Employees on the basis of their service during the current calendar year as employees of the Seller Parties and their Affiliates.

(g)     Flexible Spending Accounts. Effective as of Closing, the Buyer shall establish flexible spending accounts for medical and dependent care expenses for Transferred Employees covered by that type of account in an Employee Plan as of immediately prior to the Closing. The Buyer shall credit such accounts with the amount (positive or negative) credited as of the Closing Date to such Transferred Employees under the Employee Plan. The existing flexible spending account elections for such employees as of the Closing Date shall apply under the Buyer’s post-Closing flexible spending account plan year in which the Closing Date occurs. As soon as practicable after the Closing Date, (i) the Seller Parties shall pay to the Buyer in cash the amount, if any, by which the aggregate contributions made by covered employees to the Seller Parties’ flexible spending accounts exceeded the aggregate benefits provided to such employees as of the Closing Date or (ii) the Buyer shall pay to the Seller Parties in cash the amount, if any, by which aggregate benefits provided to such employees under the Seller Parties’ flexible spending accounts exceeded the aggregate contributions made by such employees as of the Closing Date.

(h)     Payroll Matters.

(i)     The Seller Parties and the Buyer shall follow the “standard procedures” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Transferred Employees. Under this procedure, (i) the Seller Parties shall provide all required Forms W-2 to (x) all Transferred Employees reflecting wages paid and taxes withheld by the Seller Parties prior to the Employment Commencement Date, and (y) all other employees and former employees of the Seller Parties who are not Transferred Employees reflecting all wages paid and taxes withheld by the Seller Parties, and (ii) the Buyer (or one of its Affiliates) shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by the Buyer (or one of its Affiliates) on and after the Employment Commencement Date.

(ii)     The Seller Parties and the Buyer shall adopt the “alternative procedure” of Revenue Procedure 2004-53 for purposes of filing Internal Revenue Service Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure, the Seller Parties shall provide to the Buyer all Internal Revenue Service Forms W-4 and W-5 on file with respect to each Transferred Employee and any written notices received from the Internal Revenue Service under Reg. § 31.3402(f)(2)-1(g)(5) of the Code, and the Buyer will honor these forms until such time, if any, that such Transferred Employee submits a revised form.

(iii)     With respect to garnishments, tax levies, child support orders, and wage assignments in effect with the Seller Parties on the Employment Commencement Date for Transferred Employees and with respect to which the Seller Parties have notified the Buyer in writing, the Buyer shall, and shall cause its Affiliates to, honor such payroll deduction authorizations with respect to Transferred Employees and shall, or shall cause its Affiliates to, continue to make payroll deductions and payments to the authorized payee, as specified by a court or order which was filed with the Seller Parties on or before the Employment Commencement Date, to the extent such payroll deductions and payments are in compliance with applicable Laws, and the Seller Parties will continue to make such payroll deductions and payments to authorized payees as required by Laws with respect to all other employees of the Business who are not Transferred Employees. The Seller Parties shall, as soon as practicable after the Employment Commencement Date, provide the Buyer with such information in the possession of the Seller Parties as may be reasonably requested by the Buyer and necessary for the Buyer or its Affiliates to make the payroll deductions and payments to the authorized payee as required by this Section 6.2(i).

(i)     WARN Act. The Buyer and the Seller Parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Act of 1988, as amended (the “WARN Act”) or other similar Laws, as a result of the transactions contemplated under this Agreement and, if such notices are required, to provide such notice in a manner that is reasonably satisfactory to each of the parties hereto.

(j)     Without limiting the generality of Section 11.6, nothing in this Section 6.2, express or implied, is intended to confer on any Person (including any Transferred Employees and any current or former employees of the Seller Parties or any of their Affiliates) other than the parties hereto and their respective successors and assigns, any rights, benefits, remedies, obligations or liabilities under or by reason of this Section 6.2. Accordingly, notwithstanding anything to the contrary in this Section 6.2, the parties expressly acknowledge and agree that this Agreement is not intended to create a contract between the Buyer, the Seller Parties or any of their respective Affiliates, on the one hand, and any employee of the Seller Parties on the other hand, and no employee of the Seller Parties or any of their Affiliates may rely on this Agreement as the basis for any breach of contract claim against the Buyer, the Seller Parties or any of their respective Affiliates.

Section 6.3.     Control of Operations Prior to Closing Date. Notwithstanding anything contained herein to the contrary, the sale of the Purchased Assets contemplated hereby shall not be consummated prior to the grant by the FCC of the FCC Consent. The Seller Parties and the Buyer acknowledge and agree that at all times commencing on the date hereof and ending on the Closing Date, (x) nothing in this Agreement, including Section 5.4, shall be construed to give the Buyer any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, any of the management or operations of the Station and (y) the Seller Parties shall have complete control and supervision of the programming, operations, policies and all other matters relating to the Station.

Section 6.4.     Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller Parties or their Affiliates with the provisions of any so-called bulk sales or bulk transfer Law of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer hereunder; provided, however, that, the Seller Parties will be liable and indemnify the Buyer for any liability arising from the Seller Parties’ non-compliance with any such Law.

Section 6.5.     Use of Names. The Seller Parties are not conveying ownership rights or granting the Buyer a license to use any of the Retained Names and Marks and, after the Closing, the Buyer shall not and shall not permit any of its Affiliates to use in any manner the Retained Names and Marks or any word that is similar in sound or appearance to such names or marks. In the event the Buyer violates any of its obligations under this Section 6.5, the Seller Parties may proceed against the Buyer in law or in equity for such damages or other relief as a court may deem appropriate. The Buyer acknowledges that a violation of this Section 6.5 may cause the Seller Parties irreparable harm, which may not be adequately compensated for by money damages. The Buyer therefore agrees that in the event of any actual or threatened violation of this Section 6.5, any of such parties shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against the Buyer or any such Affiliate of the Buyer to prevent any violations of this Section 6.5, without the necessity of posting a bond.

Section 6.6.     Accounts.

(a)     Effective as of the Closing Date, the Seller Parties hereby irrevocably constitute and appoint the Buyer as their true and lawful attorney-in-fact with full power of substitution (i) to collect in a reasonable manner consistent with reasonable past practice for the account of the Buyer any Purchased Assets and (ii) to institute and prosecute all proceedings that the Buyer may in its sole discretion deem proper in order to enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets.

(b)     All payments and reimbursements received by the Seller Parties or their Affiliates in connection with or arising out of the Purchased Assets or the Assumed Liabilities after the Closing shall be held by the Seller Parties in trust for the benefit of the Buyer and, promptly upon receipt by the Seller Parties or their Affiliates of any such payment or reimbursement, the Seller Parties shall pay over to the Buyer the amount of such payment or reimbursement without right of setoff.

(c)     All payments and reimbursements received by the Buyer in connection with or arising out of the Excluded Assets or the Excluded Liabilities after the Closing Date shall be held by the Buyer in trust for the benefit of the Seller Parties and, promptly upon receipt by the Buyer of any such payment or reimbursement, the Buyer shall pay over to the Seller Parties the amount of such payment or reimbursement without right of setoff.

Section 6.7.     Exclusivity. The Seller Parties shall not, and shall cause any of their Affiliates not to, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition, directly or indirectly, of the Station, the Business or the Purchased Assets, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller Parties will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, and will provide the Buyer with all details in the possession of the Seller Parties or their Affiliates concerning such proposal, offer, inquiry, or contact.

Section 6.8.     Non-Solicitation.

(a)     For a period of one year following the Closing, the Seller Parties shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement: solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Business Group Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Business Group Employees or (B) the Seller Parties or their Affiliates from soliciting, recruiting or hiring any Business Group Employee who replies to such general solicitations described in (A) above, has ceased to be employed or retained by the Seller Parties, the Buyer or any of their respective Affiliates for at least six (6) months, or otherwise contacts the Seller Parties, or their Affiliates on his or her own initiative. For purposes of this Section 6.8, “Business Group Employee” means the Transferred Employees and any employee of the Buyer or its Affiliates who is employed primarily in connection with the Station.

(b)     The Seller Parties acknowledge that the covenants of the Seller Parties set forth in this Section 6.8 are an essential element of this Agreement and that any breach by the Seller Parties of any provision of this Section 6.8 will result in irreparable injury to the Buyer. The Seller Parties acknowledge that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to seek equitable remedies available at law in accordance with Section 11.16. The Seller Parties have independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.8 are reasonable and proper to protect the legitimate interest of the Buyer.

(c)     If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.8 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller Parties’ conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 6.8 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 6.9.     Title Insurance. The Seller Parties shall, and shall cause their respective Affiliates to use their respective commercially reasonable efforts to, prior to Closing and thereafter to the extent applicable, facilitate Buyer in obtaining, in form and substance reasonably satisfactory to it, for each Owned Real Property: (A) a 2006 ALTA Extended Coverage Form Policy of Title Insurance (together with all endorsements and affirmative coverages required by the Buyer) issued by one or more title insurance companies selected by the Buyer and (B) a currently dated, in-place survey prepared by a surveyor approved by the Buyer and registered or licensed in the state in which such real property is located in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys and such other standards as the title company may require as condition to the removal of the standard survey exception from the title policy for such property and certified to the Buyer and any of its designees. Buyer shall provide the Seller Parties with copies of the title policies and surveys promptly upon receipt. The Buyer shall pay the fees, costs and expenses with respect to the title policies and surveys.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER PARTIES

The obligations of the Seller Parties under this Agreement to consummate the sale of the Purchased Assets contemplated hereby shall be subject to the satisfaction, fulfillment or, where legally possible, waiver, on or prior to the Closing Date, of the following conditions:

Section 7.1.     No Breach of Covenants and Warranties. (a) The Buyer shall have performed and complied in all material respects with its covenants and agreements contained herein required to be performed or complied with by it as of or prior to the Closing; and (b) each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifiers or exceptions relating to “materiality” set forth in such representations and warranties), individually or in the aggregate, has not had and would not be reasonably likely to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement. In addition, the Buyer shall have delivered to the Seller Parties a certificate, dated as of the Closing Date, signed by an executive officer of the Buyer and certifying as to the satisfaction of the conditions specified in this Section 7.1.

Section 7.2.     No Restraint. There shall not be in effect any preliminary or permanent injunction or other Order, decree or ruling by a court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the sale and purchase of the Purchased Assets and/or the assumption of the Assumed Liabilities contemplated hereby.

Section 7.3.     Certain Governmental Approvals.

(a)     The FCC Consent shall have been granted and shall be effective; and

(b)     Prior written approval by the DOJ of the terms of the transactions contemplated by this Agreement as prescribed in the DOJ Final Judgment and DOJ Consent shall have been obtained.

Section 7.4.     Mergers. The Mergers shall have been consummated.

Section 7.5.     Deliveries. The Buyer shall have made, or stands ready at the Closing to make, the deliveries contemplated by Section 2.8(b) to the Seller Parties.

Section 7.6.     WVTM-TV Transaction. The transactions contemplated by the WVTM Asset Purchase Agreement shall have been consummated prior to or simultaneously with the Closing.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement to consummate the purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby shall, be subject to the satisfaction, fulfillment or, where legally possible, waiver on or prior to the Closing Date, of the following conditions:

Section 8.1.     No Breach of Covenants and Warranties. (a) The Seller Parties shall have performed and complied in all material respects with their respective covenants and agreements contained herein required to be performed or complied with by them as of or prior to the Closing; and (b) each of the representations and warranties of the Seller Parties contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifiers or exceptions relating to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. In addition, the Seller Parties shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed by an executive officer of the Seller Parties and certifying as to the satisfaction of the conditions specified in this Section 8.1.

Section 8.2.     No Restraint. There shall not be in effect any preliminary or permanent injunction or other Order, decree or ruling by a court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the sale and purchase of the Purchased Assets and/or the assumption of the Assumed Liabilities contemplated hereby.

Section 8.3.     Certain Governmental Approvals.

(a)     The FCC Consent shall have been granted and shall be effective, and in the event any petition to deny, application for review, or other objection has been filed with respect to the FCC Applications or the FCC Consent, at Buyer’s option, the FCC Consent shall have become a Final Order; provided, however, that if the Closing occurs before the FCC Consent shall become a Final Order, Buyer and Seller Parties shall have entered into a mutually acceptable unwind agreement providing for the unwinding of the Closing in the event the FCC Consent is reversed, rescinded, vacated, set aside or annulled; and

(b)     Prior written approval by the DOJ of the terms of the transactions contemplated by this Agreement as prescribed in the DOJ Final Judgment and DOJ Consent shall have been obtained.

Section 8.4.     Closing Deliveries. The Seller Parties and their Affiliates shall have made, or stand ready at the Closing to make, the deliveries contemplated by Section 2.8(a) to the Buyer.

Section 8.5.     Required Consents. The Required Consents shall have been obtained and delivered to the Buyer without any modification, amendment, or conditions to the underlying Assumed Contract except as expressly approved by Buyer (such approval not to be unreasonably withheld, conditioned or delayed).

Section 8.6.     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

Section 8.7.     WVTM-TV Transaction. The transactions contemplated by the WVTM Asset Purchase Agreement shall have been consummated prior to or simultaneously with the Closing.

ARTICLE IX

INDEMNIFICATION

Section 9.1.     Indemnification by the Seller Parties. From and after the Closing and subject to Section 11.1, the Seller Parties agree jointly and severally to indemnify, defend and hold harmless the Buyer Group Members from and against any and all Losses and Expenses imposed upon, or incurred or suffered by, any Buyer Group Member as a result of or arising out of or relating to or caused by:

(i)     any breach by any of the Seller Parties of, or any other failure of any of the Seller Parties to perform, any of their covenants, agreements or obligations pursuant to this Agreement or any Ancillary Agreements;

(ii)     any breach of or inaccuracy of any representation or warranty of any of the Seller Parties contained in this Agreement or any certificate delivered by or on behalf of any of the Seller Parties pursuant hereto;

(iii)     the Excluded Liabilities; or

(iv)     a Seller Party’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar Laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to the Buyer.

provided, however, that in respect of the Non-Fundamental Representations, the Seller Parties shall not be required to indemnify and hold harmless pursuant to clause (ii) of this Section 9.1 with respect to Losses and Expenses imposed upon, or incurred or suffered by, the Buyer Group Members until, and then only to the extent that, the aggregate amount of all such Losses and Expenses exceed one percent (1%) of the Purchase Price (the “Deductible”); and, provided, further, that the aggregate amount of Losses and Expenses that the Seller Parties shall be required to indemnify and hold harmless pursuant to clause (ii) of this Section 9.1 in respect of Non-Fundamental Representations shall not exceed the Cap. For purposes of this Agreement, the “Cap” means (a) an amount equal to ten percent (10%) of the Purchase Price. For purposes of clarity, the Deductible and the Cap shall not apply to the Fundamental Representations. Any qualification of the representations and warranties of the Seller Parties or their Affiliates by reference to materiality or Material Adverse Effect, where applicable, relating to the matters stated therein, or words of similar effect, shall be disregarded in determining the amount of Losses and Expenses arising therefrom; provided that the foregoing shall not apply to Section 3.4(a).

Section 9.2.     Indemnification by the Buyer. From and after the Closing and subject to Section 11.1, the Buyer agrees to indemnify and hold harmless each of the Seller Parties from and against any and all Losses and Expenses imposed upon, or incurred or suffered by, any Seller Group Member as a result of or arising out of or relating to or caused by:

(i)     any breach by the Buyer of, or any other failure of the Buyer to perform, any of its covenants, agreements or obligations in this Agreement;

(ii)     any breach of or inaccuracy of any representation or warranty of the Buyer contained or in this Agreement or any certificate delivered by or on behalf of the Buyer pursuant hereto; or

(iii)     the Assumed Liabilities.

provided, however, that in respect of the Non-Fundamental Representations only, the Buyer shall not be required to indemnify and hold harmless pursuant to clause (ii) of this Section 9.2 with respect to Losses and Expenses imposed upon, or incurred or suffered by, Seller Group Members until, and then only to the extent that, the aggregate amount of all such Losses and Expenses exceed the Deductible; and, provided, further, that the aggregate amount of Losses and Expenses that the Buyer shall be required to indemnify and hold harmless pursuant to clause (ii) of this Section 9.2, other than in respect of the Non-Fundamental Representations, shall not exceed the Cap. Any qualification of the representations and warranties of the Buyer or its Affiliates by reference to materiality or Material Adverse Effect, where applicable, relating to the matters stated therein, or words of similar effect, shall be disregarded in determining the amount of Losses and Expenses arising therefrom.

Section 9.3.     Notice of Claims; Determination of Amount.

(a)     Any party seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party or parties, as applicable, obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any certificate delivered hereunder upon which such claim is based. Subject to Section 11.1, the failure of any Indemnified Party to give the Claim Notice as required by this Section 9.3 shall not affect such Indemnified Party’s rights under this Article IX except to the extent such failure is actually materially prejudicial to the rights and obligations of the Indemnitor.

(b)     In calculating any Loss or Expense there shall be deducted (i) any net amount actually recovered by the indemnified party under insurance policies or from any other third Person (and no right of subrogation shall accrue hereunder to any such insurer or other third Person) and (ii) any net Tax benefit actually realized. The Indemnitor shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

Section 9.4.     Third Person Claims.

(a)     In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly, but in any event within ten (10) days, after receipt by such Indemnified Party of written notice of the third Person claim, which such notification must include a copy of the written notice of the third Person claim that was received by the Indemnified Party (the “Third Person Claim Notice”). Thereafter, the Indemnified Party shall deliver to the Indemnitor, promptly, but in any event within five (5) Business Days, after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint promptly, but in any event within five (5) Business Days, after receipt thereof and shall deliver to the Indemnitor promptly, but in any event within seven (7) Business Days, after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Subject to Section 11.1, the failure of any Indemnified Party to promptly provide a Third Person Claim Notice as required by this Section 9.4 shall not affect such Indemnified Party’s rights under this Article IX except to the extent such failure is actually materially prejudicial to the rights and obligations of the Indemnitor.

(b)     In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person that is exclusively for civil monetary damages at law, if the Indemnitor acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses and Expenses that may result from such claim, the Indemnitor shall have the sole and absolute right after the receipt of a Third Person Claim Notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding, claim or demand. Prior to the time the Indemnified Party is notified by the Indemnitor as to whether the Indemnitor will assume the defense of such proceeding, claim or demand, the Indemnified Party shall use commercially reasonable efforts to take actions reasonably necessary to timely preserve the collective rights of the parties with respect to such proceeding, claim or demand, including responding timely to legal process. To the extent the Indemnitor elects not to defend such proceeding, claim or demand (or fails to confirm its election) within thirty (30) days after the giving by the Indemnified Party to the Indemnitor of a Third Person Claim Notice, the Indemnified Party may retain counsel reasonably acceptable to the Indemnitor, at the expense of the Indemnitor, and control the defense of, or otherwise deal with, such proceeding, claim or demand. Regardless of which party assumes the defense of such proceeding, claim or demand, the parties agree to cooperate with one another in connection therewith. Such cooperation shall include providing records and information that are relevant to such proceeding, claim or demand, and making each parties’ employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. Whether or not the Indemnitor assumes the defense of such proceeding, claim or demand, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge or consent to a settlement of, or the entry of any judgment arising from, any such proceeding, claim or demand without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment includes as an unconditional term thereof the release of the Indemnitor from all liability with respect to such proceeding, claim or demand, in which event no such consent shall be required. The Indemnitor shall not consent to a settlement of, or the entry of any judgment arising from, any such proceeding, claim or demand without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (a) relates solely to monetary damages for which the Indemnitor shall be responsible and (b) includes as an unconditional term thereof the release of the Indemnified Party from all liability with respect to such proceeding, claim or demand, in which event no such consent shall be required. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within ten (10) days after the date of such notice.

(c)     The party that has assumed the control or defense of any such proceeding, claim or demand made by a third Person against the other party shall (a) provide the other party with the right to participate in any meetings or negotiations with any Governmental Body or other third Person and reasonable advance notice of any such meetings or negotiations, (b) provide the other party with the right to review in advance and provide comments on any draft or final documents proposed to be submitted to any Governmental Body or other third Person, and (c) keep the other party reasonably informed with respect to such proceeding, demand or claim, including providing copies of all documents provided to, or received from, any Governmental Body or any other third Person in connection with such proceeding, demand or claim. The Buyer Group Members, on the one hand, and the Seller Group Members, on the other hand, covenant and agree to maintain the confidence of all such drafts and comments provided by the other.

To the extent of any inconsistency between this Section 9.4 and Section 6.1(d) with respect to Taxes, the provisions of Section 6.1(d) shall control.

Section 9.5.     Limitations; No Subrogation; Exclusive Remedies.

(a)     In any case where the Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which the Indemnitor has indemnified it pursuant to this Article IX, the Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter.

(b)     From and after the Closing, none of the Seller Parties or their Affiliates or any of their respective employees or agents (as applicable) shall have any right of contribution, right of indemnity or other right or remedy against the Purchased Assets or any Person who owns, controls or operates the Business after the Closing, in connection with any indemnification obligation or any other liability to which such Seller Parties or their Affiliates or any of their respective employees or agents, may become subject under this Agreement..

(c)     Except for remedies that cannot be waived as a matter of law and injunctive, equitable and provisional relief, if the Closing occurs, this Article IX shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise relating to the subject matter of this Agreement, including any claims arising under any Environmental Laws; provided, however, that nothing contained in this Agreement shall relieve or limit the liability of any party for Losses and Expenses arising out of or resulting from such party’s fraud, criminal activity, intentional misrepresentation, or willful misconduct in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 9.6.     No Special Damages; Mitigation. Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special, or indirect damages, except to the extent such damages are payable to a third Person. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder, including using its commercially reasonable efforts to obtain insurance proceeds or other recoveries from third Persons in respect thereof.

Section 9.7.     Effect of Knowledge. The right to rely on the representations, warranties, covenants and agreements in this Agreement or any Ancillary Agreement and the right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any Ancillary Agreement shall not be affected by any investigation conducted at any time, or any knowledge or information acquired or capable of being acquired at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE X

TERMINATION

Section 10.1.     Termination.

(a)     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(i)     by the mutual written consent of the Seller Parties and the Buyer;

(ii)     by the Seller Parties, if a breach or failure to perform any of the covenants or agreements of the Buyer contained in this Agreement shall have occurred, or there shall be any breach of or inaccuracy of any of the representations or warranties of the Buyer contained in this Agreement, and such breach, failure to perform or inaccuracy would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 7.1, and such breach, failure to perform or inaccuracy (x) cannot be cured prior to the Termination Date or (y) if curable, is not cured on or before the earlier of the Termination Date or thirty (30) days following receipt by the Buyer of written notice of such breach, failure to perform or inaccuracy; provided, however, that the Seller Parties shall not have the right to terminate this Agreement pursuant to this Section 10.1(a)(ii) if any of the Seller Parties is then in breach of any of its respective covenants or agreements contained in this Agreement or any of the representations or warranties of the Seller Parties contained in this Agreement shall be inaccurate, and, in any such case would give rise to the failure of a condition set forth in Section 8.1;

(iii)     by the Buyer, if a breach or failure to perform any of the covenants or agreements of the Seller Parties contained in this Agreement shall have occurred, or there shall be any breach of or inaccuracy of any of the representations or warranties of the Seller Parties contained in this Agreement, and such breach, failure to perform or inaccuracy would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 8.1, and such breach, failure to perform or inaccuracy (x) cannot be cured prior to the Termination Date or (y) if curable, is not cured on or before the earlier of the Termination Date or thirty (30) days following receipt by the Seller Parties of written notice of such breach, failure to perform or inaccuracy: provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(a)(iii) if the Buyer is then in breach of any of its covenants or agreements contained in this Agreement or any of the representations or warranties of the Buyer contained in this Agreement shall be inaccurate, and, in any such case would give rise to the failure of a condition set forth in Section 7.1;

(iv)     by the Seller Parties or the Buyer, if any court of competent jurisdiction shall have issued a final and non-appealable Order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the sale of the Purchased Assets contemplated hereby;

(v)     by the Seller Parties or the Buyer, if (i) the Closing shall not have occurred on or before 5:00 p.m., local New York time, on the one-year anniversary of the date hereof (the “Initial Termination Date” and the Initial Termination Date as extended as set forth below, the “Termination Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 10.1(a)(v) shall not have breached or failed to fulfill, as applicable, any of its covenants or other obligations under this Agreement which were the cause of, or resulted in, the failure of the Closing to occur prior to such time; or

(vi)     by the Seller Parties or the Buyer, upon the termination of the Merger Agreement for any reason.

(b)     The party desiring to terminate this Agreement pursuant to Section 10.1(a) (other than pursuant to Section 10.1(a)(i)) shall give written notice of such termination to the other party or parties, as applicable.

(c)     Subject to Section 10.1(d) below, in the event that this Agreement shall be terminated pursuant to Section 10.1 (a), all further obligations of the parties under this Agreement (other than Section 5.5, this Article X and Article XI, and, for the avoidance of doubt, the Confidentiality Agreement, which, in each case, shall remain in full force and effect) shall be terminated without further liability of any party; provided that, subject to Section 10.1(d) below, nothing herein shall relieve any party from liability for any breach of this Agreement.

Section 10.2.     Withdrawal of Certain Filings. In the event of termination under the provisions of this Article X, all filings, applications and other submissions relating to the transactions contemplated by this Agreement as to which termination has occurred shall, to the extent practicable, be withdrawn from the Governmental Body or other Person to which made.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1.     Survival of Representations, Warranties and Obligations. All representations and warranties of the parties hereto contained in this Agreement or any certificate delivered pursuant hereto shall survive the Closing and remain in full force and effect for a period of fifteen (15) months following the Closing Date (at which time the right to indemnification with respect thereto shall terminate, subject to any notice of claim provided prior to such time as described below); provided, however, that the representations and warranties in Sections 3.1(a) (Organization), 3.2(a) and (b) (Authority of the Seller Parties), 3.6 (Taxes), 3.7(b) (Title to Purchased Assets), 3.23 (No Finder), 4.1 (Organization), 4.2(a) and (b) (Authority of the Buyer), and Section 4.4 (No Finder) (such representations and warranties, collectively, the “Fundamental Representations”) shall each survive the Closing and remain in full force and effect until the fifth (5th) anniversary of the Closing Date (at which time the right to indemnification with respect thereto shall terminate, subject to any notice of claim provided prior to such time as described below) and the representations and warranties in Section 3.19 (Environmental Protection) shall survive the Closing and remain in full force and affect until the fifth (5th) anniversary of the Closing Date (at which time the right to indemnification with respect thereto shall terminate, subject provided prior to such time as described below. Other than the Fundamental Representations, all representations and warranties of the Seller Parties and their Affiliates contained herein or in any certificate or other instrument or document delivered by the Seller Parties or their Affiliates to the Buyer pursuant to this Agreement are collectively referred to as the “Non-Fundamental Representations”. All of the covenants, agreements or obligations in this Agreement (including those to be performed prior to the Closing) shall survive the consummation of the Closing indefinitely or for the period explicitly specified herein. No claim may be brought under this Agreement unless written notice describing in reasonable detail the facts giving rise to the claim is given on or prior to the last day of the applicable survival period. In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

Section 11.2.     Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party or parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party or parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Without the consent of the Buyer, from and after the Closing until the second (2nd) anniversary of the Closing Date, the Seller Parties shall not, and shall cause their Affiliates not to, disclose to any Person any information concerning the Business that is not already generally available to the public (“Confidential Information”) for any reason or purpose whatsoever, except as compelled by applicable Law, as reasonably required to exercise or enforce any rights under this Agreement or any Ancillary Agreements (provided that, the Seller Parties shall, and shall cause their Affiliates to, use their commercially reasonable efforts, at the Buyer’s expense, to limit public disclosure of any Confidential Information in connection with exercising its rights, including disclosing such Confidential Information to the court in chambers or in court in a non-public session or in pleadings filed under seal where it is reasonably feasible and would not materially prejudice the Seller Parties or their Affiliate’s rights), or as contemplated by this Agreement or any Ancillary Agreements. Without limiting the right of either party to pursue all other legal and equitable rights available to it for violation of this Section 11.2 by the other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 11.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

Section 11.3.     Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law rules.

Section 11.4.     Exclusive Jurisdiction; Court Proceedings. Any claim, action, suit or proceeding against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought exclusively in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for any such purpose; provided, that a final judgment in any such claim, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such claim, action, suit or proceeding in any federal or state court located in the State of Delaware in New Castle County, (b) any claim that any such claim, action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such claim, action, suit or proceeding.

Section 11.5.     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or if sent via facsimile (with confirmation and same day dispatch by express courier utilizing next-day service), (b) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested), (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or (d) on the date such notice is transmitted by e-mail to the e-mail addresses previously provided to the other parties:

If to the Seller Parties:

Media General, Inc.
333 E. Franklin Street
Richmond, VA 23219
Attention: President

With a copy to: attention: General Counsel
Facsimile: (804) 887-7021

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Philip Richter
Facsimile: (212) 859-4000

If to the Buyer, to:

WJCL Hearst Television LLC

c/o Hearst Television Inc.

300 West 57th Street

New York, New York 10019

Attention: President

Facsimile No.: 212-887-6855

with a copy (which shall not constitute notice) to:

The Hearst Corporation

Office of the General Counsel
300 West 57th Street
New York, New York 10019

Attention: General Counsel

Facsimile: (646) 280-2041

and

Brooks, Pierce, McLendon, Humphrey & Leonard, LLP
150 Fayetteville Street, Suite 1600
Raleigh, NC 27601
Attention: Wade H. Hargrove
Facsimile: 919-839-0304

Section 11.6.     Successors and Assigns; Third Party Beneficiaries.

(a)     This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including any successor by a merger or conversion referenced below. Except as expressly provided in this Section 11.6(a), or in Section 6.1(e), this Agreement shall not be assigned by any party hereto. Any party (including, for this purpose, any Seller Party) may assign or transfer any of its rights and obligations under this Agreement to any of its Affiliates upon written notice to the other party, provided that such assignment is made before the filing of the FCC Applications and no such assignment or transfer would be reasonably expected to delay the approval by the DOJ pursuant to the DOJ Final Judgment, and, provided further, that no such assignment or transfer shall operate to relieve a party of any of its liabilities or obligations hereunder.

(b)      Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer any right, remedy or claim under or by reason of this Agreement upon any Person other than the parties hereto and their successors and assigns permitted by this Section 11.6, and any Persons entitled to indemnification under Article IX.

Section 11.7.     Access to Records after Closing.

(a)     For a period of six (6) years after the Closing Date, the Seller Parties and their representatives shall have reasonable access to all of the books and records of the Business transferred to the Buyer hereunder to the extent that such access may reasonably be required by the Seller Parties in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller Parties shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 11.7(a). If the Buyer shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, it shall, prior to such disposition, give the Seller Parties a reasonable opportunity, at the Seller Parties' expense, to segregate and remove such books and records as the other party may select.

(b)     For a period of six (6) years after the Closing Date, the Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which the Seller Parties or any of their Affiliates may retain after the Closing Date (including, but not limited to Tax Returns solely to the extent related to the Purchased Assets or the Business). Such access shall be afforded by the Seller Parties and their Affiliates upon receipt of reasonable advance notice and during normal business hours. The Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 11.7(b). If the Seller Parties or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-(6) year period, such party shall, prior to such disposition, give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records as the other party may select.

Section 11.8.     Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the Ancillary Agreements, the Confidentiality Agreement, and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties.

Section 11.9.     Interpretation. Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive, (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole, (iv) the defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined, and (v) a reference to a Person includes its agents, successors and permitted assigns. Unless the context otherwise requires, references herein (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement and (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. This Agreement, the Buyer Ancillary Agreements and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. References to a “party hereto” or the “parties hereto” or similar phrases shall refer to the Seller Parties and the Buyer.

Section 11.10.     Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 11.11.     Expenses. Except as otherwise expressly provided herein, each of Seller Parties and the Buyer will pay all of its own respective costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

Section 11.12.     Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 11.13.     Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the Seller Parties and the Buyer.

Section 11.14.     Disclaimer of Warranties. No Seller Party makes any representations or warranties with respect to any projections, forecasts or forward-looking information provided to the Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, THE SELLER PARTIES DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. The Buyer acknowledges that none of the Seller Parties or any of their representatives or Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by the Buyer or its representatives or Affiliates or any other information which is not included in this Agreement or the Schedules hereto, and none of the Seller Parties or any of their representatives or Affiliates nor any other Person will have or be subject to any liability to the Buyer, any Affiliate of the Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, the Buyer, any Affiliate of the Buyer or any of their agents, consultants, accountants, counsel or other representatives. The Buyer disclaims that it is relying upon or has relied upon any representation or warranty not included in this Agreement or the Ancillary Agreements that may have been made by any Person, and acknowledges and agrees that the Seller Parties disclaim any such other representations and warranties.

Section 11.15.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.16.     Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Closing was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the Closing) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post any bond or other security in connection with any such order or injunction.

Section 11.17.     Guarantee. As consideration for the benefits that Buyer and the Buyer Guarantor will receive as a result of Buyer entering into this Agreement, the Buyer Guarantor hereby agrees that it shall be responsible for all of the obligations of Buyer (and any Person to whom Buyer assigns any of its rights or delegates any of its obligations under this Agreement, in whole or in part) under any of the provisions of this Agreement, and the Buyer Guarantor hereby guarantees to each of the Seller Parties the due and punctual performance and payment in full of the Purchase Price, any purchase price adjustment and any other amounts payable by Buyer or its assignee hereunder. This guaranty by the Buyer Guarantor is an absolute, unconditional, present and continuing guaranty of payment and performance (as opposed to a guaranty only of collection) and each of the Seller Parties (or any of them acting without the other) may enforce their rights under this guaranty without notice of default or undertaking any proceeding or filing any cause of action against Buyer (or any Person to whom Buyer assigns any of its rights or delegates any of its obligations under this Agreement, in whole or in part). The Buyer Guarantor hereby waives any and all defenses applicable to a guarantor or a surety under applicable Law in connection with its obligations under this guaranty and, without limiting the foregoing, the terms and conditions of the obligations of Buyer (or any Person to whom Buyer assign any of its rights or delegates any of its obligations under this Agreement, in whole or in part) under this Agreement may be modified, amended or supplemented without the consent or approval of the Buyer Guarantor and the guaranty of the Buyer Guarantor shall continue in full force and effect as so modified, amended or supplemented.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER PARTIES

MEDIA GENERAL, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Senior Vice President & Chief Financial Officer

MERCURY NEW HOLDCO, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Treasurer

LIN TELEVISION CORPORATION

By:	/s/ Richard J. Schmaeling
Name: Richard J. Schmaeling
Title: CFO

LIN LICENSE COMPANY, LLC

By:	/s/ Richard J. Schmaeling
Name: Richard J. Schmaeling
Title: CFO

BUYER

WJCL HEARST TELEVISION LLC

By:	/s/ Jordan M. Wertlieb
Name: Jordan M. Wertlieb
Title: President

BUYER GUARANTOR

HEARST TELEVISION INC.

By:	/s/ Jordan M. Wertlieb
Name: Jordan M. Wertlieb
Title: President